Alternative Loan Trust 2006-J2

Final Term Sheet

$245,087,019 (Approximate)

CWALT, Inc.

Depositor

Countrywide Home Loans, Inc.

Sponsor and Seller

Countrywide Home Loans Servicing LP

Master Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the free writing prospectus.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS

DATED MARCH 30, 2006

Mortgage Pass-Through Certificates, Series 2006-J2

Distributions payable monthly, beginning April 25, 2006

The issuing entity will issue certificates, including the following classes of certificates, that are offered pursuant to this free writing prospectus and the accompanying prospectus:

	Initial Class Certificate Balance/Initial Notional Amount (1)		Pass-Through Rate (2)		Initial Class Certificate Balance/Initial Notional Amount (1)		Pass-Through Rate (2)
Class A-1	$75,000,000		Floating	Class A-10	$23,358,000		6.00%
Class A-2	$75,000,000	(3)	Floating	Class A-11	$1,373,000		6.00%
Class A-3	$78,100,000		6.00%	Class X	$144,121,819	(3)	Variable
Class A-4	$12,000,000		Floating	Class PO	$4,183,419		(4)
Class A-5	$12,000,000	(3)	Floating	Class A-R	$100		6.00%
Class A-6	$11,077,000		6.00%	Class M	$5,565,300		6.00%
Class A-7	$10,215,000		6.00%	Class B-1	$1,978,600		6.00%
Class A-8	$20,000,000		6.00%	Class B-2	$1,236,600		6.00%
Class A-9	$1,000,000		6.00%

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5%.

(2)	The classes of certificates referred to in this free writing prospectus are listed, together with their pass-through rates and initial ratings, in the tables under “Summary — Description of the Certificates” beginning on page 5 of this free writing prospectus.

(3)	The Class A-2, Class A-5 and Class X Certificates are interest only notional amount certificates. The initial notional amounts of the Class A-2, Class A-5 and Class X Certificates are set forth in the table but are not included in the aggregate certificate balance of all the certificates referred to in this free writing prospectus.

(4)	The Class PO Certificates are principal only certificates and will not accrue interest.

Issuing Entity

Alternative Loan Trust 2006-J2, a common law trust formed under the laws of the State of New York.

Depositor

CWALT, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. The remainder of the mortgage loans will be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.

Originators

The sponsor originated approximately 13.75% of the mortgage loans. Additionally, approximately 19.08%, 15.59% and 14.97% of the mortgage loans were originated by Alliance Bancorp, American Home Mortgage Corp., and Ohio Savings Bank, respectively. The remainder of the mortgage loans were originated by various other originators, which, individually, did not originate more than 10% of the mortgage loans.

Master Servicer

Countrywide Home Loans Servicing LP.

Servicers

Countrywide Home Loans Servicing LP is servicing approximately 98.52% of the mortgage loans. The remainder of the mortgage loans are being serviced by various other servicers, which, individually, do not service more than 10% of the mortgage loans.

Trustee

The Bank of New York.

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

For any mortgage loan conveyed to the issuing entity on the closing date, the later of March 1, 2006 and the date of origination of that mortgage loan (referred to as the “initial cut-off date”).

For any mortgage loan conveyed to the issuing entity after the closing date, the later of the origination date of that mortgage loan and the first day of the month of the conveyance to the issuing entity.

Closing Date

On or about March 30, 2006.

Pre-Funding

If the aggregate stated principal balance as of the initial cut-off date of the mortgage loans conveyed to the issuing entity on the closing date is less than $247,313,000, an account (the “pre-funding account”) will be established with the trustee on the closing date and funded in an amount equal to the difference (referred to as the “pre-funded amount”).

Pre-Funded Amount:

As of the date of this free writing prospectus, the pre-funded amount to be deposited in the pre-funding account is expected to be approximately $42,608,400.

Funding Period:

If there is a pre-funded amount deposited into the pre-funding account on the closing date, the funding period will begin on the closing date and end on the earlier of (x) the date the amount in the pre-funding account is less than $150,000 and (y) April 28, 2006.

Use of Pre-Funded Amount:

Any pre-funded amount deposited in the pre-funding account on the closing date is expected to be used to purchase supplemental mortgage loans. Any pre-funded amount not used during the funding period to purchase supplemental mortgage loans will be distributed to holders of the senior certificates as a prepayment of principal on the distribution date immediately following the end of the funding period.

Capitalized Interest Account

Because some of the mortgage loans may not be acquired by the issuing entity until after the closing date, there may not be sufficient interest collections from the mortgage loans to pay all of the interest due on the certificates on the first and possibly second distribution dates. If the pre-funding account is funded, a capitalized interest account will be established and funded on the closing date to cover those shortfalls.

Restrictions on Supplemental Mortgage Loan Purchases:

Purchases of supplemental mortgage loans are subject to the same criteria as the initial mortgage loans and additional restrictions related to the composition of the mortgage loan group following the acquisition of the supplemental mortgage loans, as described in this free writing prospectus.

The Mortgage Loans

The mortgage loans will consist of primarily 30 year conventional, fixed-rate mortgage loans secured by first liens on one- to four- family residential properties.

The mortgage loans for which statistical information is presented in this free writing prospectus are referred to as the initial mortgage loans. The statistical information presented in this free writing prospectus regarding the initial mortgage loans is as of the initial cut-off date. The depositor believes that the information set forth in this free writing prospectus regarding the initial mortgage loans as of the initial cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date (the initial mortgage loans and any additional mortgage loans delivered on the closing date are referred to as the “Closing Date Mortgage Loans”). However, the statistical information presented in this free writing prospectus does not reflect all of the mortgage loans that may be included in the issuing entity. Supplemental mortgage loans may be included during the funding period. Further, certain initial mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the final mortgage pool. A limited number of mortgage loans may be substituted for the mortgage loans that are described in this free writing prospectus. Any substitution will not result in a material difference in the closing date mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the initial mortgage loans presented in this free writing prospectus.

As of the initial cut-off date, the initial mortgage loans in the mortgage pool had the following characteristics:

Aggregate Current Principal Balance	$204,704,600
Geographic Concentrations in excess of 10%:
California	38.98%
Weighted Average Original LTV Ratio	68.39%
Weighted Average Mortgage Rate	6.334%
Range of Mortgage Rates	5.425% to 7.375%
Average Current Principal Balance	$342,315
Range of Current Principal Balances	$23,271 to $1,762,558
Weighted Average Remaining Term to Maturity	354 months
Weighted Average FICO Credit Score	723

Description of the Certificates

The issuing entity will issue 21 classes of certificates, 17 of which are offered by this free writing prospectus and the accompanying prospectus:

Class	Initial Class Certificate Balance/Initial Notional Amount (1)	Type	Initial Rating S&P (2)	Initial Rating Moody’s (2)
Offered Certificates
Class A-1	$75,000,000	Senior/Floating Pass- Through Rate	AAA	Aaa

Class A-2	$75,000,000	Senior/Inverse Floating Pass-Through Rate/Notional Amount/Interest Only	AAA	Aaa

Class A-3	$78,100,000	Senior/Fixed Pass-Through Rate	AAA	Aaa

Class A-4	$12,000,000	Senior/Floating Pass- Through Rate	AAA	Aaa

Class A-5	$12,000,000	Senior/Inverse Floating Pass- Through Rate/Notional Amount/Interest Only	AAA	Aaa

Class A-6	$11,077,000	Senior/Fixed Pass-Through Rate	AAA	Aaa

Class A-7	$10,215,000	Senior/Fixed Pass-Through Rate	AAA	Aaa

Class A-8	$20,000,000	Senior/Super Senior/Fixed Pass-Through Rate	AAA	Aaa

Class A-9	$1,000,000	Senior/Support/Fixed Pass- Through Rate	AAA	N/R

Class A-10	$23,358,000	Senior/NAS/Super Senior/Fixed Pass-Through Rate	AAA	Aaa

Class A-11	$1,373,000	Senior/NAS/Support/Fixed Pass-Through Rate	AAA	N/R

Class X	$144,121,819	Senior/Notional Amount/Variable Pass- Through Rate/Interest-Only	AAA	Aaa

Class PO	$4,183,419	Senior/Principal Only	AAA	Aaa

Class A-R	$100	Senior/Fixed Pass-Through Rate/Residual	AAA	Aaa

Class M	$5,565,300	Subordinate/Fixed Pass- Through Rate	AA	N/R

Class B-1	$1,978,600	Subordinate/Fixed Pass- Through Rate	A	N/R

Class B-2	$1,236,600	Subordinate/Fixed Pass- Through Rate	BBB	N/R

Class	Initial Class Certificate Balance/Initial Notional Amount (1)		Type	Initial Rating S&P (2)	Initial Rating Moody’s (2)
Non-Offered Certificates (3)

Class B-3	$865,600		Subordinate/Fixed Pass- Through Rate

Class B-4	$742,000		Subordinate/Fixed Pass- Through Rate

Class B-5	$618,380		Subordinate/Fixed Pass- Through Rate

Class P	$100	(4)	Prepayment Charges

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5% depending on the amount of mortgage loans actually delivered on the closing date.

(2)	The offered certificates will not be offered unless they are assigned the indicated ratings by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”). “N/R” indicates that the agency was not asked to rate the certificates. The Class B-3, Class B-4 and Class B-5 Certificates are not offered by this free writing prospectus, so ratings for those classes of certificates have not been provided. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)	The Class B-3, Class B-4, Class B-5 and Class P Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class B-3, Class B-4, Class B-5 and Class P Certificates is provided only to permit a better understanding of the offered certificates.

(4)	The Class P Certificates also have a notional amount equal to the aggregate stated principal balance as of the cut-off date of the mortgage loans that require the payment of a prepayment charge.

The certificates also will have the following characteristics:

Class	Pass-Through Rate	Accrual Period	Interest Accrual Convention
Offered Certificates
Class A-1	LIBOR + 0.50% (1)	25th to 24th (2)	30/360	(4)
Class A-2	5.50% - LIBOR (1)	25th to 24th (2)	30/360	(4)
Class A-3	6.00%	calendar month (3)	30/360	(4)
Class A-4	LIBOR + 0.70% (1)	25th to 24th (2)	30/360	(4)
Class A-5	5.30% - LIBOR (1)	25th to 24th (2)	30/360	(4)
Class A-6	6.00%	calendar month (3)	30/360	(4)
Class A-7	6.00%	calendar month (3)	30/360	(4)
Class A-8	6.00%	calendar month (3)	30/360	(4)
Class A-9	6.00%	calendar month (3)	30/360	(4)
Class A-10	6.00%	calendar month (3)	30/360	(4)
Class A-11	6.00%	calendar month (3)	30/360	(4)
Class PO	(5)	N/A	N/A
Class X	(6)	calendar month (3)	30/360	(4)
Class A-R	6.00%	calendar month (3)	30/360	(4)
Class M	6.00%	calendar month (3)	30/360	(4)
Class B-1	6.00%	calendar month (3)	30/360	(4)
Class B-2	6.00%	calendar month (3)	30/360	(4)

Class	Pass-Through Rate	Accrual Period	Interest Accrual Convention
Non-Offered Certificates
Class B-3	6.00%	calendar month (3)	30/360(4)
Class B-4	6.00%	calendar month (3)	30/360(4)
Class B-5	6.00%	calendar month (3)	30/360(4)
Class P	N/A	N/A	N/A

(1)	The pass-through rates on the LIBOR Certificates may adjust monthly based on the level of one-month LIBOR, subject to a cap. LIBOR for the related interest accrual period is calculated as described in this free writing prospectus under “Description of the Certificates – Determination of LIBOR.”

(2)	The accrual period for any distribution date will be the one-month period commencing on the 25th day of the month prior to the month in which that distribution date occurs and ending on the 24th day of the month of that distribution date.

(3)	The interest accrual period for any distribution date will be the calendar month before the month of that distribution date.

(4)	Interest will accrue at the rate described in this table on the basis of a 360 day year divided into twelve 30 day months.

(5)	The Class PO Certificates are principal only certificates and are not entitled to any distributions of interest.

(6)	The pass-through rate for the Class X Certificates for the interest accrual period related to any distribution date will be equal to the weighted average of the net mortgage rates of the non-discount mortgage loans, weighted on the basis of the stated principal balance thereof as of the due date in the preceding calendar month (after giving effect to prepayments received in the prepayment period related to such prior due date) less 6.00%.

Designations

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Classes of Certificates

Senior Certificates	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class PO, Class X and Class A-R Certificates

Subordinated Certificates	Class M and Class B Certificates

Class A Certificates	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10 and Class A-11 Certificates

Class B Certificates	Class B-1, Class B-2, Class B-3, Class B-4 and Class B-5 Certificates

Notional Amount Certificates	Class A-2, Class A-5 and Class X Certificates

LIBOR Certificates	Class A-1, Class A-2, Class A-4 and Class A-5 Certificates

Offered Certificates	Senior Certificates, Class M, Class B-1 and Class B-2 Certificates

Record Date

The last business day of the month preceding the month of that distribution date.

Denominations

Offered Certificates other than the Class A-7 and A-R Certificates:

$25,000 and multiples of $1,000.

Class A-7 Certificates:

$1,000 and multiples of $1,000.

Class A-R Certificates:

Two certificates of $99.99 and $0.01, respectively.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on April 25, 2006, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Last Scheduled Distribution Date

The last scheduled distribution date for the certificates is the distribution date in April 2036. Since the rate of distributions in reduction of the class certificate balance or notional amount of each class of offered certificates will depend on the rate of payment (including prepayments) of the mortgage loans, the class certificate balance or notional amount of any class could be reduced to zero significantly earlier or later than the last scheduled distribution date.

Interest Payments

The related accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates is shown under “Description of the Certificates” above.

On each distribution date, to the extent funds are available, each class of interest-bearing certificates will be entitled to receive:

•	interest accrued at the applicable pass-through rate during the related interest accrual period on the class certificate balance or notional amount, as applicable, immediately prior to that distribution date; and

•	any interest remaining unpaid from prior distribution dates; less

•	any net interest shortfalls allocated to that class for that distribution date.

The Class PO Certificates do not bear interest.

Allocation of Net Interest Shortfalls

For any distribution date, the interest entitlement for each class of certificates will be reduced by the amount of net interest shortfalls experienced by the mortgage loans resulting from:

•	prepayments on the mortgage loans; and

•	reductions in the interest rate on the related mortgage loans due to Servicemembers Relief Act reductions or debt service reductions.

Net interest shortfalls on any distribution date will be allocated pro rata among all interest-bearing senior and subordinate classes entitled to receive distributions of interest on that distribution date, based on their respective entitlements, in each case before taking into account any reduction in the amounts from net interest shortfalls.

If on any distribution date, available funds are not sufficient to make a full distribution of the interest entitlement on the certificates in the order described below under “— Priority of Distributions Among Certificates”, interest will be distributed on each class of certificates, pro rata, based on their respective entitlements. Any unpaid interest amount will be carried forward and added to the amount holders of each affected class of certificates will be entitled to receive on the next distribution date.

Corridor Contracts

Countrywide Home Loans, Inc. has purchased two interest rate corridor contracts, each of which will be assigned to the trustee on behalf of a separate supplemental trust fund created under the pooling and servicing agreement:

•	the Class A-1 corridor contract and

•	the Class A-4 corridor contract.

On or prior to the applicable corridor contract termination date, amounts received by the trustee, on behalf of the supplemental interest trust, in respect of a corridor contract will be available as described in this free writing prospectus to make payments of the yield supplement amounts to the related class of certificates if LIBOR (as calculated for the interest accrual period related to that distribution date) plus the applicable margin exceeds (i) 6.00%, with a ceiling of 10.00% with respect to the Class A-1 Certificates and (ii) 6.00%, with a ceiling of 9.50% with respect to the Class A-4 Certificates.

Principal Payments

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus.

Generally, all payments and other amounts in respect of principal of the mortgage loans will be allocated between the Class PO Certificates, on the one hand, and the senior certificates (other than the notional amount certificates and the Class PO Certificates) and the subordinated certificates, on the other hand, in each case based on the applicable PO Percentage and the applicable non-PO percentage, respectively, of those amounts. The non-PO percentage with respect to any mortgage loan with a net mortgage rate less than 6.00% will be equal to the net mortgage rate divided by 6.00% and the PO percentage of that mortgage loan will be equal to 100% minus that non-PO percentage. With respect to a mortgage loan with a net mortgage rate equal to or greater than 6.00%, the non-PO percentage will be 100% and the PO percentage will be 0%. The applicable non-PO percentage of those amounts will be allocated to the senior certificates (other than the notional amount certificates and the Class PO Certificates) as set forth below, and any remainder of the non-PO amount is allocated to the subordinated certificates:

•	in the case of scheduled principal collections on the mortgage loans, the amount allocated to the senior certificates is based on the ratio of the aggregate class certificate balance of the senior certificates to the aggregate class certificate balance of all certificates, other than the Class PO Certificates; and

•	in the case of principal prepayments, the amount allocated to the senior certificates is based on a fixed percentage (equal to 100%) until the fifth anniversary of the first distribution date, at which time the percentage will step down as described herein, if the specified conditions are met.

Notwithstanding the foregoing, no decrease in the senior prepayment percentage will occur unless certain conditions related to the loss and delinquency performance of the mortgage loans are satisfied.

Principal will be distributed on each class of certificates entitled to receive principal payments as described below under “—Amounts Available for Distributions on the Certificates.”

The Class X Certificates do not have a class certificate balance and are not entitled to any distributions of principal but will bear interest during each interest accrual period on its notional amount.

Amounts Available for Distributions on the Certificates

The amount available for distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses described under the next heading are subtracted):

•	all scheduled installments of interest and principal due and received on the mortgage loans in the applicable period, together with any advances with respect to them;

•	all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures;

•	net proceeds from the liquidation of defaulted mortgage loans during the applicable period, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loan, plus accrued interest);

•	subsequent recoveries with respect to mortgage loans;

•	partial or full prepayments collected during the applicable period, together with interest paid in connection with the prepayment (other than certain excess amounts payable to the master servicer) and the compensating interest; and

•	any substitution adjustment amounts or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by a seller or originator or purchased by the master servicer during the applicable period.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•	the master servicing fee and additional servicing compensation (as described in this free writing prospectus under “Description of the Certificates—Priority of Distributions Among Certificates”) due to the master servicer;

•	the trustee fee due to the trustee;

•	lender paid mortgage insurance premiums, if any;

•	the amounts in reimbursement for advances previously made and other amounts as to which the master servicer and the trustee are entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement;

•	all prepayment charges (which are distributable only to the Class P Certificates); and

•	all other amounts for which the depositor, a seller or the master servicer is entitled to be reimbursed.

Any amounts paid from amounts collected with respect to the mortgage loans will reduce the amount that could have been distributed to the certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan. The master servicing fee will equal one-twelfth of the stated principal balance of each mortgage loan multiplied by the master servicer fee rate for that mortgage loan. The master servicer fee rate for each mortgage loan will be either 0.200% or 0.250% per annum. As of the initial cut-off date, the weighted average master servicing fee rate will be approximately 0.216% per annum. The amount of the master servicing fee is subject to adjustment with respect to certain prepaid mortgage loans.

Additional Servicing Compensation:

The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in certain of the issuing entity’s accounts and excess proceeds with respect to mortgage loans.

Source and Priority of Distributions:

The master servicing fee and any additional servicing compensation described above will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Distributions

Priority of Distributions Among Certificates

In general, on any distribution date, available funds will be distributed in the following order:

•	to interest on each interest-bearing class of senior certificates, pro rata, based on their respective interest entitlements;

•	to principal of the classes of senior certificates then entitled to receive distributions of principal, in the order and subject to the priorities set forth below;

•	to any deferred amounts payable on the Class PO Certificates, but only from amounts that would otherwise be distributed on that distribution date as principal of the subordinated certificates;

•	to interest on and then principal of each class of subordinated certificates, in the order of their seniority, beginning with the Class M Certificates, in each case subject to the limitations set forth below; and

•	from any remaining available amounts, to the Class A-R Certificates.

Principal

On each distribution date, the non-PO formula principal amount will be distributed as described above under “—Priority of Distributions Among Certificates” first as principal of the senior certificates (other than the notional amount certificates and the Class PO Certificates) in an amount up to the amounts specified below, and second as principal of the subordinated certificates, in an amount up to the subordinated principal distribution amount.

Senior Certificates (other than the notional amount certificates and the Class PO Certificates):

On each distribution date, the non-PO formula principal amount, up to the amount of the senior principal distribution amount, will be distributed as principal of the following classes of senior certificates, in the following order of priority:

•	to the Class A-R Certificates, until its class certificate balance is reduced to zero;

•	concurrently, to the Class A-10 and Class A-11 Certificates, pro rata, the priority amount (which is zero for the first five years and will increase as described under “Description of the Certificates—Principal” in this free writing prospectus), until their respective class certificate balances are reduced to zero;

•	concurrently,

•	88.5246296868%, in the following order of priority:

•	up to $1,000 on each distribution date, to the Class A-1 Certificates, until its class certificate balance is reduced to zero;

•	up to $1,190,000 on each distribution date, concurrently, to the Class A-3, Class A-8 and Class A-9 Certificates, pro rata, until their respective class certificate balances are reduced to zero;

•	to the Class A-1 Certificates, until its class certificate balance is reduced to zero;

•	concurrently, to the Class A-3, Class A-8 and Class A-9 Certificates, pro rata, until their respective class certificate balances are reduced to zero; and

•	to the Class A-7 Certificates, until its class certificate balance is reduced to zero; and

•	11.4753703132%, in the following order of priority:

•	up to $1,000 on each distribution date, to the Class A-4 Certificates, until its class certificate balance is reduced to zero;

•	up to $133,100 on each distribution date, to the Class A-6 Certificates, until its class certificate balance is reduced to zero; and

•	sequentially, to the Class A-4, Class A-6 and Class A-7 Certificates, in that order, until their respective class certificate balances are reduced to zero; and

•	concurrently, to the Class A-10 and Class A-11 Certificates. pro rata, without regard to the priority amount, until their respective class certificate balances are reduced to zero.

Class PO Certificates:

On each distribution date, principal will be distributed to the Class PO Certificates in an amount equal to the lesser of (x) the PO formula principal amount for that distribution date and (y) the product of:

•	available funds remaining after distribution of interest on the senior certificates; and

•	a fraction, the numerator of which is the PO formula principal amount and the denominator of which is the sum of the PO formula principal amount and the senior principal distribution amount.

Subordinated Certificates; Applicable Credit Support Percentage Trigger:

On each distribution date, to the extent of available funds available therefor, the non-PO formula principal amount, up to the subordinated principal distribution amount, will be distributed as principal of the subordinated certificates in order of seniority, beginning with the Class M Certificates, until their respective class certificate balances are reduced to zero. Each class of subordinated certificates will be entitled to receive its pro rata share of the subordinated principal distribution amount (based on its respective class certificate balance); provided, that if the applicable credit support percentage of a class or classes (other than the class of subordinated certificates then outstanding with the highest distribution priority) is less than the original applicable credit support percentage for that class or classes (referred to as “restricted classes”), the restricted classes will not receive distributions of partial principal prepayments and prepayments in full. Instead, the portion of the partial principal prepayments and prepayments in full otherwise distributable to the restricted classes will be allocated to those classes of subordinated certificates that are not restricted classes, pro rata, based upon their respective class certificate balances, and distributed in the sequential order described above.

Allocation of Realized Losses

On each distribution date, the amount of any realized losses on the mortgage loans will be allocated as follows:

•	the PO percentage of any realized losses on a discount mortgage loan will be allocated to the Class PO Certificates; provided, however, that on or before the senior credit support depletion date, (i) those realized losses will be treated as Class PO Deferred Amounts and will be paid on the Class PO Certificates (to the extent funds are available from amounts otherwise allocable to the subordinated principal distribution amount) before distributions of principal on the subordinated certificates and (ii) the class certificate balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of any payments of Class PO Deferred Amounts; and

•	the non-PO percentage of any realized losses will be allocated in the following order of priority:

•	first, to the subordinated certificates in the reverse order of their priority of distribution, beginning with the class of subordinated certificates outstanding with the lowest distribution priority until their respective class certificate balances are reduced to zero: and

•	second, concurrently to the Class A Certificates, pro rata, until their respective class certificate balances are reduced to zero, except that realized losses that would otherwise be allocated to the Class A-8 and Class A-10 Certificates will instead be allocated to the Class A-9 and Class A-11 Certificates, respectively, until their respective class certificate balances are reduced to zero.

In addition, if, on any distribution date, following all distributions and the allocation of realized losses, the aggregate class certificate balance of all classes of certificates exceeds the pool principal balance, then the class certificate balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of the excess.

Credit Enhancement

The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.

Subordination

The senior certificates will have a distribution priority over the classes of subordinated certificates. Among the subordinated certificates offered by this free writing prospectus, the Class M Certificates will have a distribution priority over the Class B Certificates. Within the Class B Certificates, each class of certificates will have a distribution priority over those classes of certificates, if any, with a higher numerical designation.

Subordination is designed to provide the holders of certificates with a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans, first to the subordinated certificates, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, and second to the senior certificates (other than the notional amount certificates) in accordance with the priorities set forth above under “— Allocation of Losses.”

Further, the class certificate balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of distributions on the Class PO Certificates in reimbursement for the Class PO deferred amounts as described above under “— Allocation of Losses.”

Additionally, as described above under “—Principal Payments,” unless certain conditions are met, the senior prepayment percentage (which determines the allocation of the principal prepayments between the senior certificates and the subordinated certificates) will exceed the senior percentage (which represents the senior certificates (other than the notional amount certificates and the Class PO Certificates) as a percentage of all the certificates (other than the notional amount certificates and the Class PO Certificates)) for the first 9 years after the closing date. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates which receive these unscheduled payments of principal while, in the absence of realized losses, increasing the interest in the principal balance of the mortgage pool evidenced by the subordinated certificates. Increasing the respective interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers may be required to repurchase, or substitute with a replacement mortgage loan, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the mortgage loans that materially and adversely affects the interests of the certificateholders in that mortgage loan.

Additionally, the master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 151 days or more.

Countrywide Home Loans, Inc. also will be obligated to purchase any mortgage loan with respect to which it has modified the mortgage rate at the request of the borrower.

The purchase price for any mortgage loans repurchased or purchased by a seller or the master servicer will be generally equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the master servicing fee rate).

Optional Termination

The master servicer may purchase all of the remaining assets of the issuing entity and retire all the outstanding classes of certificates on or after the distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 10% of the sum of (x) the aggregate stated principal balance of the closing date mortgage loans as of the initial cut-off date and (y) any pre-funded amounts.

Tax Status

For federal income tax purposes, the issuing entity (exclusive of the pre-funding account and the capitalized interest account) will consist of one or more REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue the several classes of certificates, which, other than the Class A-R Certificates, will represent the regular interests in the master REMIC. The Class A-1 and Class A-4 Certificates will also represent the right to receive yield supplement amounts from a supplemental interest trust that holds the corridor contracts and the corridor contract reserve fund. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

ERISA Considerations

The offered certificates (other than the Class A-R Certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan, so long as certain conditions are met. The Class A-1 and Class A-4 Certificates may not be acquired or held by a person investing assets of any such plans or arrangements before the termination of the related corridor contracts, unless such acquisition or holding is eligible for the exemptive relief available under one of the class exemptions.

A fiduciary of such plans or arrangements must determine that the purchase of a Certificate is consistent with its fiduciary duties and does not result in a nonexempt prohibited transaction under applicable law.

Legal Investment

The senior certificates and the Class M Certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

Mortgage Rates(1)

Range of Mortgage Rates (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
5.001 – 5.500	8	$2,985,794	1.46%	373,224	5.480	344	754	73.5
5.501 – 6.000	140	48,125,617	23.51	343,754	5.888	354	724	67.5
6.001 – 6.500	277	102,253,934	49.95	369,148	6.324	354	727	67.2
6.501 – 7.000	142	43,536,159	21.27	306,593	6.738	353	711	70.7
7.001 – 7.500	31	7,803,095	3.81	251,713	7.287	353	727	74.6

Total	598	$204,704,600	100.00%

(1)	As of the initial cut-off date, the weighted average mortgage rate of the Initial Mortgage Loans was approximately 6.334% per annum.

Current Mortgage Loan Principal Balances(1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate(%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
0.01 – 50,000.00	13	$562,355	0.27%	43,258	6.497	349	718	75.7
50,000.01 – 100,000.00	67	5,115,342	2.50	76,348	6.430	353	732	73.2
100,000.01 – 150,000.00	66	8,131,281	3.97	123,201	6.420	353	723	70.6
150,000.01 – 200,000.00	60	10,554,470	5.16	175,908	6.396	356	717	69.7
200,000.01 – 250,000.00	49	11,149,211	5.45	227,535	6.489	353	720	73.1
250,000.01 – 300,000.00	38	10,423,021	5.09	274,290	6.478	356	704	68.5
300,000.01 – 350,000.00	40	12,932,439	6.32	323,311	6.345	355	720	69.3
350,000.01 – 400,000.00	40	15,048,735	7.35	376,218	6.270	350	728	72.4
400,000.01 – 450,000.00	50	21,290,380	10.40	425,808	6.267	349	722	66.5
450,000.01 – 500,000.00	53	25,465,928	12.44	480,489	6.234	353	709	70.0
500,000.01 – 550,000.00	30	15,808,242	7.72	526,941	6.300	355	724	67.9
550,000.01 – 600,000.00	20	11,325,938	5.53	566,297	6.368	355	743	72.4
600,000.01 – 650,000.00	24	15,181,594	7.42	632,566	6.262	355	725	68.4
650,000.01 – 700,000.00	8	5,470,427	2.67	683,803	6.486	357	742	63.9
700,000.01 – 750,000.00	9	6,575,497	3.21	730,611	6.262	357	734	63.2
750,000.01 – 1,000,000.00	26	23,043,461	11.26	886,287	6.374	355	725	64.0
1,000,000.01 – 1,500,000.00	4	4,863,720	2.38	1,215,930	6.332	356	736	59.4
1,500,000.01 – 2,000,000.00	1	1,762,558	0.86	1,762,558	6.125	358	774	57.0

Total	598	$204,704,600	100.00%

(1)	As of the initial cut-off date, the average current mortgage loan principal balance of the Initial Mortgage Loans was approximately $342,315.

FICO Credit Scores(1)

Range of FICO Credit Scores	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
561 – 580	1	$458,585	0.22%	458,585	6.500	359	578	79.6
581 – 600	1	433,694	0.21	433,694	6.000	357	598	70.7
601 – 620	2	661,280	0.32	330,640	6.526	315	603	79.6
621 – 640	23	10,573,351	5.17	459,711	6.346	356	629	72.5
641 – 660	47	16,153,691	7.89	343,696	6.288	355	650	73.5
661 – 680	61	18,747,620	9.16	307,338	6.500	356	671	71.5
681 – 700	66	22,143,997	10.82	335,515	6.407	356	691	68.2
701 – 720	81	22,840,900	11.16	281,986	6.345	355	710	67.7
721 – 740	74	24,639,248	12.04	332,963	6.275	351	730	68.9
741 – 760	98	31,114,132	15.20	317,491	6.377	353	750	69.7
761 – 780	70	25,935,351	12.67	370,505	6.222	353	769	64.9
781 – 800	54	22,099,089	10.80	409,242	6.275	353	789	66.0
801 – 820	19	8,809,731	4.30	463,670	6.318	352	806	58.7
Unavailable	1	93,931	0.05	93,931	6.875	356	N/A	65.0

Total	598	$204,704,600	100.00%

(1)	As of the initial cut-off date, the weighted average FICO Credit Score of the mortgagors related to the Initial Mortgage Loans was approximately 723.

Documentation Program for Initial Mortgage Loans

Type of Program	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Reduced	167	$64,611,405	31.56%	386,895	6.312	356	734	67.2
Full/Alternative	218	58,560,336	28.61	268,625	6.349	349	691	73.5
Stated Income/Stated Asset	72	26,273,748	12.83	364,913	6.278	356	738	68.1
Preferred	38	19,056,805	9.31	501,495	6.246	355	751	63.0
No Income/No Asset	62	19,026,793	9.29	306,884	6.463	355	725	62.8
No Ratio	30	11,134,494	5.44	371,150	6.614	357	725	69.2
FULL-DU(1)	9	4,911,484	2.40	545,720	5.996	358	766	62.4
Streamlined	2	1,129,534	0.55	564,767	6.112	356	695	79.0

Total	598	$204,704,600	100.00%

(1)	Fannie Mae Desktop Underwriter is an automated underwriting system (AUS).

Original Loan-to-Value Ratios (1)(2)

Range of Original Loan-to-Value Ratios (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
0.01 – 50.00	57	$18,973,535	9.27%	332,869	6.189	351	747	40.3
50.01 – 55.00	27	11,547,339	5.64	427,679	6.320	353	732	52.6
55.01 – 60.00	36	16,668,065	8.14	463,002	6.271	355	747	57.3
60.01 – 65.00	56	27,060,124	13.22	483,216	6.422	355	714	63.1
65.01 – 70.00	123	39,107,445	19.10	317,947	6.293	355	733	69.0
70.01 – 75.00	52	19,179,409	9.37	368,835	6.340	355	723	73.3
75.01 – 80.00	180	59,333,563	28.98	329,631	6.416	354	707	79.5
80.01 – 85.00	16	4,575,128	2.23	285,946	5.769	342	722	83.6
85.01 – 90.00	33	4,624,214	2.26	140,128	6.309	353	706	89.1
90.01 – 95.00	16	3,188,203	1.56	199,263	6.571	345	726	94.9
95.01 – 100.00	2	447,576	0.22	223,788	6.607	357	685	100.0

Total	598	$204,704,600	100.00%

(1)	As of the initial cut-off date, the weighted average original Loan-to-Value Ratio of the Initial Mortgage Loans was approximately 68.39%.

(2)	Does not take into account any secondary financing on the Initial Mortgage Loans that may exist at the time of origination.

Geographic Distribution of Mortgaged Properties(1)

State	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Alabama	5	$2,351,084	1.15%	470,217	6.331	354	688	80.2
Arkansas	3	260,663	0.13	86,888	6.361	355	725	76.1
Arizona	31	13,476,840	6.58	434,737	6.440	354	727	70.9
California	190	79,790,984	38.98	419,953	6.340	354	731	64.3
Colorado	16	5,191,389	2.54	324,462	6.243	347	735	71.0
Connecticut	6	2,809,059	1.37	468,177	6.475	358	714	71.0
District of Columbia	1	215,442	0.11	215,442	6.500	357	797	62.0
Florida	51	17,532,625	8.56	343,777	6.513	353	720	71.2
Georgia	21	5,025,969	2.46	239,332	6.500	349	736	68.1
Hawaii	4	1,471,559	0.72	367,890	6.378	356	725	67.4
Iowa	7	1,030,380	0.50	147,197	6.189	355	757	77.2
Idaho	2	301,283	0.15	150,642	6.000	355	764	70.1
Illinois	21	6,825,646	3.33	325,031	6.315	355	715	71.9
Indiana	5	840,644	0.41	168,129	6.282	349	671	80.6
Kentucky	1	53,298	0.03	53,298	6.000	345	707	90.0
Louisiana	7	1,075,252	0.53	153,607	6.611	356	708	79.7
Massachusetts	5	2,282,550	1.12	456,510	6.236	356	712	67.2
Maryland	12	3,273,886	1.60	272,824	6.416	355	673	73.9
Maine	3	1,068,883	0.52	356,294	6.435	354	792	52.0
Michigan	6	701,874	0.34	116,979	6.297	355	674	80.7
Minnesota	2	741,409	0.36	370,704	6.034	355	682	78.5
Missouri	11	3,132,633	1.53	284,785	6.127	346	768	61.0
Mississippi	1	114,983	0.06	114,983	6.250	356	798	75.0
Montana	1	420,990	0.21	420,990	6.625	310	783	73.1
North Carolina	10	1,973,411	0.96	197,341	6.139	355	652	80.3
North Dakota	1	120,670	0.06	120,670	6.500	357	729	87.4
Nebraska	1	79,792	0.04	79,792	6.750	357	780	44.4
New Hampshire	2	705,481	0.34	352,741	6.216	357	712	80.0
New Jersey	3	930,334	0.45	310,111	6.701	356	647	80.0
Nevada	8	3,063,736	1.50	382,967	6.257	355	734	73.4
New York	27	12,020,112	5.87	445,189	6.252	357	721	64.2
Ohio	28	6,699,838	3.27	239,280	6.081	347	704	81.3
Oklahoma	4	310,558	0.15	77,640	6.353	351	697	81.6
Oregon	9	2,523,174	1.23	280,353	6.101	351	716	66.2

Pennsylvania	11	2,389,063	1.17	217,188	6.329	357	727	65.1
Rhode Island	5	1,131,527	0.55	226,305	6.142	356	701	61.0
South Carolina	4	1,272,113	0.62	318,028	6.147	357	757	74.6
Tennessee	10	1,835,994	0.90	183,599	6.325	356	731	75.2
Texas	19	5,611,550	2.74	295,345	6.175	353	699	72.1
Utah	7	2,128,082	1.04	304,012	6.551	357	731	74.0
Virginia	18	5,919,317	2.89	328,851	6.255	356	734	66.7
Vermont	1	170,894	0.08	170,894	6.500	353	683	80.0
Washington	13	3,458,041	1.69	266,003	6.174	357	697	72.5
Wisconsin	3	1,778,150	0.87	592,717	6.481	356	694	71.9
Wyoming	2	593,438	0.29	296,719	6.561	310	631	78.3

Total	598	$204,704,600	100.00%

(1)	As of the initial cut-off date, no more than approximately 0.86% of the Initial Mortgage Loans were secured by mortgaged properties located in any one postal zip code area.

Purpose of Initial Mortgage Loans

Loan Purpose	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Refinance (cash-out)	232	$88,934,064	43.45%	383,336	6.358	355	710	65.1
Purchase	264	77,499,048	37.86	293,557	6.356	353	736	74.4
Refinance (rate/term)	102	38,271,487	18.70	375,211	6.234	353	729	63.8

Total	598	$204,704,600	100.00%

Types of Mortgaged Properties

Property Type	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Single Family Residence	418	$141,135,771	68.95%	337,645	6.337	354	722	67.7
Planned Unit Development	104	43,549,950	21.27	418,750	6.296	353	722	70.1
2-4 Family Residence	41	11,314,471	5.53	275,963	6.356	355	748	66.5
Low-Rise Condominium	31	7,880,155	3.85	254,199	6.441	355	725	73.3
High-Rise Condominium	2	420,144	0.21	210,072	6.426	355	703	65.0
Townhouse	2	404,109	0.20	202,054	6.466	356	748	88.8

Total	598	$204,704,600	100.00%

Occupancy Types(1)

Occupancy Type	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Primary Residence	440	$171,956,255	84.00%	390,810	6.310	354	721	68.6
Investment Property	143	26,884,919	13.13	188,006	6.480	355	739	68.2
Secondary Residence	15	5,863,426	2.86	390,895	6.374	353	736	62.7

Total	598	$204,704,600	100.00%

(1)	Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Remaining Term to Maturity (Months)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
360	2	$816,200	0.40%	408,100	6.322	686	77.9
359	47	17,598,743	8.60	374,441	6.393	707	69.4
358	107	50,788,493	24.81	474,659	6.491	724	67.8
357	121	41,352,462	20.20	341,756	6.406	727	65.3
356	129	40,215,543	19.65	311,748	6.223	726	68.3
355	44	12,845,836	6.28	291,951	6.192	732	68.0
354	39	10,054,520	4.91	257,808	6.337	725	68.2
353	15	4,905,014	2.40	327,001	6.115	721	71.9
352	12	3,936,988	1.92	328,082	6.018	667	70.8
351	4	1,651,137	0.81	412,784	6.044	759	71.7
350	8	2,259,554	1.10	282,444	6.074	667	77.4
349	5	1,357,076	0.66	271,415	6.204	676	78.2
348	2	396,890	0.19	198,445	5.875	660	82.6
347	4	506,293	0.25	126,573	5.937	700	77.4
346	11	1,526,521	0.75	138,775	5.939	730	73.8
345	9	1,602,458	0.78	178,051	5.814	715	80.7
344	2	120,783	0.06	60,392	5.941	741	90.0
343	2	497,375	0.24	248,688	5.611	760	86.0
342	2	542,044	0.26	271,022	6.578	747	64.0
341	2	440,405	0.22	220,202	6.229	790	80.3
340	3	199,473	0.10	66,491	6.500	750	80.0
339	1	340,026	0.17	340,026	6.875	738	95.0
338	3	940,134	0.46	313,378	5.690	682	82.8
337	1	512,555	0.25	512,555	5.500	741	83.6
335	1	100,819	0.05	100,819	5.750	776	78.0
333	1	428,137	0.21	428,137	5.425	721	85.0
330	2	797,488	0.39	398,744	5.502	738	85.0
328	1	23,271	0.01	23,271	6.000	704	90.0
318	1	334,322	0.16	334,322	6.875	773	77.8
316	1	401,602	0.20	401,602	6.625	698	52.5
311	2	1,237,073	0.60	618,536	6.582	775	57.2
310	4	2,005,117	0.98	501,279	6.456	775	64.6
309	1	397,766	0.19	397,766	6.500	804	79.3
308	2	795,825	0.39	397,912	6.685	741	66.4
306	1	480,444	0.23	480,444	6.375	728	78.5

305	1	612,064	0.30	612,064	6.500	729	53.9
301	1	491,698	0.24	491,698	6.625	602	80.0
298	1	396,950	0.19	396,950	6.625	798	63.4
237	1	231,031	0.11	231,031	7.375	730	95.0
236	2	564,469	0.28	282,234	6.444	750	43.2

Total	598	$204,704,600	100.00%

(1)	As of the initial cut-off date, the weighted average remaining term to maturity of the Initial Mortgage Loans was approximately 354 months.

Interest-Only Periods at Origination

Interest-Only Period (months)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
N/A	525	$182,347,447	89.08%	347,328	6.297	354	723	68.0
60	2	682,250	0.33	341,125	7.266	354	747	72.2
120	69	21,120,902	10.32	306,100	6.619	355	728	71.7
180	2	554,000	0.27	277,000	6.655	358	658	74.6

Total	598	$204,704,600	100.00%

Prepayment Charge Periods at Origination

Prepayment Charge Period (months)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
N/A	512	$180,234,010	88.05%	352,020	6.320	353	725	67.8
12	24	6,464,116	3.16	269,338	6.573	357	715	72.6
24	7	1,670,347	0.82	238,621	6.631	355	688	69.5
36	47	12,810,728	6.26	272,569	6.331	355	706	71.9
60	8	3,525,399	1.72	440,675	6.486	358	723	75.2

Total	598	$204,704,600	100.00%

Description of the Certificates

General

The certificates will be issued pursuant to the pooling and servicing agreement. We summarize below the material terms and provisions pursuant to which the certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates.

The certificates represent obligations of the issuing entity only and do not represent an interest in or obligation of CWALT, Inc., Countrywide Home Loans, Inc. (or any other seller), Countrywide Home Loans Servicing LP or any of their affiliates.

The Mortgage Pass-Through Certificates, Series 2006-J2, will consist of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class X, Class PO, Class A-R, Class M, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class P Certificates. Only the classes of certificates listed on the cover page are being offered by this free writing prospectus.

When describing the certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates

Senior Certificates	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class X, Class PO and Class A-R Certificates

Subordinated Certificates	Class M and Class B Certificates

Class A Certificates	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10 and Class A-11 Certificates

Class B Certificates	Class B-1, Class B-2, Class B-3, Class B-4 and Class B-5 Certificates

Notional Amount Certificates	Class A-2, Class A-5 and Class X Certificates

LIBOR Certificates	Class A-1, Class A-2, Class A-4 and Class A-5 Certificates

Offered Certificates	Senior Certificates, Class M, Class B-1 and Class B-2 Certificates

The certificates are generally referred to as the following types:

Class	Type

Class A-1 Certificates	Senior/Floating Pass-Through Rate

Class A-2 Certificates	Senior/Inverse Floating Pass-Through Rate/Notional Amount/Interest Only

Class A-3 Certificates	Senior/Fixed Pass-Through Rate

Class A-4 Certificates	Senior/Floating Pass-Through Rate

Class A-5 Certificates	Senior/Inverse Floating Pass-Through Rate/Notional Amount/Interest Only

Class A-6 Certificates	Senior/Fixed Pass-Through Rate

Class A-7 Certificates	Senior/Fixed Pass-Through Rate

Class A-8 Certificates	Senior/Super Senior/Fixed Pass-Through Rate

Class A-9 Certificates	Senior/Support/Fixed Pass-Through Rate

Class A-10 Certificates	Senior/NAS/Super Senior/Fixed Pass-Through Rate

Class A-11 Certificates	Senior/NAS/Support/Fixed Pass-Through Rate

Class X Certificates	Senior/Notional Amount/Variable Pass-Through Rate/Interest-Only

Class PO Certificates	Senior/Principal Only

Class A-R Certificates	Senior/Fixed Pass-Through Rate/Residual

Subordinated Certificates	Subordinate/Fixed Pass-Through Rate

Class P	Prepayment Charges

The Class B-3, Class B-4, Class B-5 and Class P Certificates are not being offered by this free writing prospectus. Any information presented in this free writing prospectus with respect to the Class B-3, Class B-4, Class B-5 and Class P Certificates is provided only to permit a better understanding of the offered certificates. The initial Class Certificate Balances and initial notional amounts are set forth in the table under “Description of the Certificates” beginning on page 5 of this free writing prospectus.

The senior certificates will have an initial aggregate class certificate balance of approximately $236,306,519, and will evidence in the aggregate an initial beneficial ownership interest of approximately 95.55% in the issuing entity. The subordinated certificates will each evidence the initial beneficial ownership interest in the issuing entity set forth below:

Class of Subordinated Certificates	Initial Beneficial Ownership Interest
Class M	2.25%
Class B-1	0.80%
Class B-2	0.50%
Class B-3	0.35%
Class B-4	0.30%
Class B-5	0.25%

Calculation of Class Certificate Balance

The “Class Certificate Balance” of any class of certificates (other than the notional amount certificates) as of any Distribution Date is the initial Class Certificate Balance of the class reduced by the sum of:

•	all amounts previously distributed to holders of certificates of the class as payments of principal,

•	the amount of Realized Losses allocated to the class, and

•	in the case of any class of subordinated certificates, any amounts allocated to the class in reduction of its Class Certificate Balance in respect of payments of Class PO Deferred Amounts, as described under “— Allocation of Losses,”

provided, however, that the Class Certificate Balance of each class of certificates to which Realized Losses have been allocated will be increased sequentially in the order of distribution priority (from highest to lowest) by the amount of Subsequent Recoveries distributed as principal to any class of certificates, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance of that class of certificates.

In addition, the Class Certificate Balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced if and to the extent that the aggregate of the Class Certificate Balances of all classes of certificates, following all distributions and the allocation of all Realized Losses on any Distribution Date, exceeds the aggregate Stated Principal Balance of the mortgage loans as of the Due Date occurring in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period).

Notional Amount Certificates

The Class A-2, Class A-5, and Class X Certificates are notional amount certificates.

The notional amount of the Class A-2 Certificates for any Distribution Date will be equal to the Class Certificate Balance of the Class A-1 Certificates immediately prior to such Distribution Date.

The notional amount of the Class A-5 Certificates for any Distribution Date will be equal to the Class Certificate Balance of the Class A-4 Certificates immediately prior to such Distribution Date.

The notional amount of the Class X Certificates for any Distribution Date will be equal to the aggregate Stated Principal Balance of the Non-Discount mortgage loans as of the Due Date in the preceding calendar month (after giving effect to prepayments received in the Prepayment Period related to such prior Due Date).

Book-Entry Certificates; Denominations

The offered certificates, other than the Class A-R Certificates, will be issued as book-entry certificates. The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Each class of book-entry certificates will be issued as one or more certificates which, in the aggregate, will equal the initial Class Certificate Balance of each class of certificates and which will be held by a depository, initially a nominee of The Depository Trust Company. Beneficial interests in the book entry certificates will be held indirectly by investors through the book-entry facilities of the depository, as described in this free writing prospectus. Investors may hold the beneficial interests in the book entry certificates (other than the Class A-7 Certificates) in minimum denominations representing an original principal amount or notional amount of $25,000 and in integral multiples of $1,000 in excess thereof. Investors may hold the beneficial interests in the Class A-7 Certificates in minimum denominations representing an original principal amount or notional amount of $1,000 and in integral multiples of $1,000 in excess thereof. One investor of each class of book-entry certificates may hold a beneficial interest therein that is not an integral multiple of $1,000. The depositor has been informed by the depository that its nominee will be CEDE & Co. (“CEDE”). Accordingly, CEDE is expected to be the holder of record of the book-entry certificates. Except as described in the prospectus under “Description of the Securities — Book-Entry Registration of Securities,” no beneficial owner acquiring a book-entry certificate will be entitled to receive a physical certificate representing the certificate.

Unless and until definitive certificates are issued, it is anticipated that the only certificateholder of the book-entry certificates will be CEDE, as nominee of the depository. Beneficial owners of the book-entry certificates will not be certificateholders, as that term is used in the pooling and servicing agreement. Beneficial owners are only permitted to exercise the rights of certificateholders indirectly through financial intermediaries and the depository. Monthly and annual reports on the issuing entity provided to CEDE, as nominee of the depository, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting the depository, and to the financial intermediaries to whose depository accounts the book-entry certificates of the beneficial owners are credited.

For a description of the procedures generally applicable to the book-entry certificates, see “Description of the Securities — Book-Entry Registration of Securities” in the prospectus.

Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of The Depository Trust Company, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Determination of LIBOR

The LIBOR Certificates will bear interest during their initial interest accrual period at the applicable initial pass-through rates set forth in the table under “— Interest” below, and during each interest accrual period thereafter at the applicable rate determined as described in the table under “— Interest” below.

LIBOR applicable to an interest accrual period for the LIBOR Certificates will be determined on the second business day prior to the commencement of that interest accrual period (a “LIBOR Determination Date”). On each LIBOR Determination Date, the trustee, as Calculation Agent, will establish LIBOR for the related interest accrual period on the basis of the rate for one-month deposits in U.S. dollars quoted on the Bloomberg Terminal for that LIBOR Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the next interest accrual period shall be calculated in accordance with the method described in the prospectus under “Description of the Securities — Indices Applicable to Floating Rate and Inverse Floating Rate Classes — LIBOR.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next interest accrual period will be 4.79375%.

Payments on Mortgage Loans; Accounts

Certificate Account. On or before the closing date, the master servicer will establish an account (the “Certificate Account”), which will be maintained in trust for the benefit of the certificateholders. The Certificate Account will be established by the master servicer initially at Countrywide Bank, N.A., which is an affiliate of the depositor, the sellers and the master servicer. The master servicer will deposit or cause to be deposited in the Certificate Account, within two business days after receipt (or, on a daily basis, if the long term credit rating of Countrywide Home Loans has been reduced below the rating specified in the pooling and servicing agreement) the following payments and collections remitted by subservicers or received by it in respect of mortgage loans subsequent to the cut-off date (other than in respect of principal and interest due on the mortgage loans on or before the cut-off date) and the following amounts required to be deposited under the pooling and servicing agreement:

•	all payments on account of principal on the mortgage loans, including principal prepayments;

•	all payments on account of interest on the mortgage loans, net of the related master servicing fee (as adjusted by Compensating Interest payments) and any lender paid mortgage insurance premiums;

•	all payments on account of prepayment charges on the mortgage loans;

•	all insurance proceeds, Subsequent Recoveries and liquidation proceeds, other than proceeds to be applied to the restoration or repair of a mortgaged property or released to the mortgagor in accordance with the master servicer’s normal servicing procedures;

•	any amount required to be deposited by the master servicer pursuant to the pooling and servicing agreement in connection with any losses on permitted investments for which it is responsible;

•	any amounts received by the master servicer with respect to primary mortgage insurance and in respect of net monthly rental income from REO Property;

•	all substitution adjustment amounts; and

•	all Advances made by the master servicer.

Prior to their deposit into the Certificate Account, payments and collections on the mortgage loans will be commingled with payments and collections on other mortgage loans and other funds of the master servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors — Bankruptcy Or Insolvency May Affect The Timing And Amount Of Distributions On The Securities” in the prospectus.

The master servicer may from time to time make withdrawals from the Certificate Account for the following purposes:

•	to pay to the master servicer the master servicing fee and the additional servicing compensation (to the extent not previously retained by the master servicer);

•	to reimburse each of the master servicer and the trustee for unreimbursed Advances made by it, which right of reimbursement pursuant to this subclause being limited to amounts received on the mortgage loan(s) in respect of which any such Advance was made;

•	to reimburse each of the master servicer and the trustee for any nonrecoverable advance previously made by it (and prior to the reimbursement, the master servicer will deliver to the trustee an officer’s certificate indicating the amount of the nonrecoverable Advance and identifying the related mortgage loan(s), and their respective portions of the nonrecoverable advance);

•	to reimburse the master servicer for insured expenses from the related insurance proceeds;

•	to reimburse the master servicer for (a) any unreimbursed customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by the master servicer of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of a mortgaged property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property and (iv) maintaining any required insurance policies (collectively, “Servicing Advances”), which right of reimbursement pursuant to this clause is limited to amounts received representing late recoveries of the payments of these costs and expenses (or liquidation proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto);

•	to pay to the purchaser, with respect to each mortgage loan or property acquired in respect thereof that it has purchased as required under the pooling and servicing agreement, all amounts received on such mortgage loan after the date of such purchase;

•	to reimburse the sellers and the master servicer for expenses incurred by any of them and reimbursable pursuant to the pooling and servicing agreement;

•	to withdraw any amount deposited in the Certificate Account and not required to be deposited in the Certificate Account;

•	to withdraw an amount equal to the sum of (a) the Available Funds, (b) any prepayment charges received and (c) the trustee fee for such Distribution Date and remit such amount to the trustee for deposit in the Distribution Account; and

•	to clear and terminate the Certificate Account upon termination of the pooling and servicing agreement.

The master servicer is required to maintain separate accounting, on a mortgage loan by mortgage loan basis, for the purpose of justifying any withdrawal from the Certificate Account described in the first six bullet points above.

Distribution Account. On or before the business day immediately preceding each Distribution Date, the master servicer will withdraw from the Certificate Account the amount of Available Funds, the prepayment charges collected and the trustee fee and will deposit those amounts in an account established and maintained with the trustee on behalf of the certificateholders (the “Distribution Account”). Upon termination of the Conveyance Period, the trustee will deposit into the Distribution Account any amounts remaining in the Pre-Funding Account, other than the investment earnings, for distribution to the certificateholders The trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

•	the aggregate amount remitted by the master servicer to the trustee; and

•	any amount required to be deposited by the master servicer in connection with any losses on investment of funds in the Distribution Account.

The trustee will withdraw funds from the Distribution Account for distribution to the certificateholders as described below under “— Priority of Distributions Among Certificates” and may from time to time make withdrawals from the Distribution Account:

•	to pay the trustee fee to the trustee;

•	to pay to the master servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account;

•	to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the master servicer through delivery of a written notice to the trustee describing the amounts deposited in error); and

•	to clear and terminate the Distribution Account upon the termination of the pooling and servicing agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the master servicer is required to provide the trustee a report containing the data and information concerning the mortgage loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the master servicer in that report and will be permitted to conclusively rely on any information provided to it by the master servicer.

Investments of Amounts Held in Accounts

The Certificate Account, the Distribution Account, the Pre-funding Account and the Capitalized Interest Account. All funds in the Certificate Account, the Distribution Account, the Pre-funding Account and the Capitalized Interest Account will be invested in permitted investments at the direction of the master servicer. In the case of:

•	the Certificate Account and the Distribution Account, all income and gain net of any losses realized from the investment will be for the benefit of the master servicer as additional servicing compensation and will be remitted to it monthly as described herein;

•	the Pre-funding Account, all income and gain net of any losses realized from the investment will be for the benefit of the depositor and will be remitted to the depositor as described herein; and

•	the Capitalized Interest Account, any amounts remaining after making distributions of interest on the first Distribution Date following the end of the Conveyance Period will be paid to the depositor and will not thereafter be available for distribution to certificateholders.

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the master servicer in the Certificate Account or paid to the trustee for deposit into the Distribution Account out of the master servicer’s own funds immediately as realized. The amount of any losses incurred in the Pre-funding Account or the Capitalized Interest Account in respect of the investments will be deposited by the depositor into the Pre-funding Account or the Capitalized Interest Account, as applicable out of the depositor’s own funds immediately as realized The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account, the Distribution Account, the Pre-funding Account or the Capitalized Interest Account and made in accordance with the pooling and servicing agreement.

The Corridor Contract Reserve Fund. Funds in the Corridor Contract Reserve Fund in the supplemental interest trust may be invested in permitted investments at the direction of Countrywide Securities Corporation. If the trustee of the supplemental interest trust does not receive written directions regarding investment, it will invest all funds in the Corridor Contract Reserve Fund in respect of amounts received under each Corridor Contract in the Bank of New York cash reserves. Any net investment earnings will be retained in the Corridor Contract Reserve Fund until withdrawn upon the earlier of the reduction of the aggregate Class Certificate Balance of the Class A-1 and Class A-4 Certificates to zero and the termination of the pooling and servicing agreement. Any losses incurred in the Corridor Contract Reserve Fund in respect of the investment will be charged against amounts on deposit in the Corridor Contract Reserve Fund (or the investments) immediately as realized. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Corridor Contract Reserve Fund and made in accordance with the pooling and servicing agreement.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency

Fees

Master Servicing Fee / Master Servicer	The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan. The master servicing fee for the mortgage loans will equal one-twelfth of the Stated Principal Balance of the mortgage loan multiplied by the Master Servicer Fee Rate (3). As of the initial cut-off date, the weighted average master servicing fee rate for the loans will be 0.216% per annum.	Compensation	Amounts on deposit in the Certificate Account representing payments of interest and application of liquidation proceeds with respect to that mortgage loan	Monthly

	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the mortgage loans	Time to time

	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account.	Compensation	Investment income related to the Certificate Account and the Distribution Account	Monthly

	• Excess Proceeds (4)	Compensation	Liquidation proceeds and Subsequent Recoveries	Time to time

Trustee Fee (the “Trustee Fee”) / Trustee	One-twelfth of the Trustee Fee Rate multiplied by the aggregate Stated Principal Balance of the outstanding mortgage loans. (5)	Compensation	Amounts on deposit in the Certificate Account or the Distribution Account	Monthly

Expenses

Insured expenses / Master Servicer	Expenses incurred by the Master Servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the mortgage loan	Time to time

Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances.	Reimbursement of Expenses	With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan (6)	Time to time

Indemnification expenses / the sellers, the master servicer and the depositor	Amounts for which the sellers, the master servicer and depositor are entitled to indemnification (7)	Indemnification	Amounts on deposit on the Certificate Account	Monthly

(1)	If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer described in this free writing prospectus. Any increase in the fees and expenses described in this free writing prospectus would require an amendment to the pooling and servicing agreement. See “The Agreements— Amendment” in the prospectus.

(2)	Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer in the case of amounts owed to the master servicer) prior to distributions on the certificates.

(3)	The Master Servicer Fee Rate for each mortgage loan will be either 0.200% or 0.250% per annum. The amount of the monthly servicing fee is subject to adjustment with respect to mortgage loans that are prepaid in full.

(4)	“Excess Proceeds” with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

(5)	The “Trustee Fee Rate” is equal to 0.009% per annum.

(6)	Reimbursement of Servicing Advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(7)	Each of the sellers, the master servicer, and the depositor are entitled to indemnification of certain expenses as described in this prospectus under “The Agreements— Certain Matters Regarding the Master Servicer and the Depositor.”

Distributions

Distributions on the certificates will be made by the trustee on the 25th day of each month or, if that day is not a business day, on the first business day thereafter, commencing in April 2006 (each, a “Distribution Date”), to the persons in whose names the certificates are registered at the close of business on the Record Date. The “Record Date” for any Distribution Date will be the last business day of the calendar month immediately prior to the month in which that Distribution Date occurs.

Distributions on each Distribution Date will be made by check mailed to the address of the person entitled to it as it appears on the applicable certificate register or, in the case of a certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more or who holds a notional amount certificate and who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of the certificates at the corporate trust office of the trustee.

Priority of Distributions Among Certificates

As more fully described in this free writing prospectus, distributions will be made on each Distribution Date from Available Funds in the following order of priority:

•	to interest on each interest-bearing class of senior certificates, pro rata, based on their respective interest entitlements;

•	to principal of the classes of senior certificates then entitled to receive distributions of principal, in the order and subject to the priorities set forth under “Description of the Certificates — Principal” in this free writing prospectus in each case in an aggregate amount up to the maximum amount of principal to be distributed on the classes on the Distribution Date;

•	to any Class PO Deferred Amounts with respect to the Class PO Certificates, but only from amounts that would otherwise be distributed on the Distribution Date as principal of the subordinated certificates;

•	to interest on and then principal of each class of subordinated certificates, in the order of their numerical class designations, beginning with the Class M Certificates, in each case subject to the limitations set forth under “Description of the Certificates — Interest” and “— Principal” in this free writing prospectus; and

•	from any remaining available amounts, to the Class A-R Certificates.

“Available Funds” for any Distribution Date will be equal to the sum of:

•	all scheduled installments of interest (net of the related Expense Fees and premiums in respect of lender paid primary mortgage insurance on a mortgage loan) and principal due on the Due Date in the month in which the Distribution Date occurs and received before the related Determination Date, together with any advances with respect to them;

•	all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the mortgagor in accordance with the master servicer’s normal servicing procedures and all other cash amounts received and retained in connection with (a) the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed advances, if any) and (b) any Subsequent Recoveries;

•	all partial or full prepayments received during the related Prepayment Period, together with all interest paid in connection with those payments, other than certain excess amounts and Compensating Interest;

•	amounts received with respect to the Distribution Date as the Substitution Adjustment Amount or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by the related seller or the master servicer as of the Distribution Date; and

•	for each Distribution Date during, and the Distribution Date immediately after the Conveyance Period, any amounts required pursuant to the pooling and servicing agreement to be deposited from the Capitalized Interest Account, and for the first Distribution Date following the Conveyance Period, any amounts remaining in the Pre-funding Account after the end of the Conveyance Period (net of any investment income thereon).

reduced by amounts in reimbursement for advances previously made and other amounts as to which the master servicer is entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement.

Interest

Pass-Through Rates. The classes of offered certificates will have the respective pass-through rates set forth on the cover page hereof or as described below.

LIBOR Certificates.

Each class of LIBOR Certificates will bear interest during its initial interest accrual period at the Initial Pass-Through Rate set forth below, and will bear interest during each interest accrual period thereafter, subject to the applicable Maximum and Minimum Pass-Through Rates, at the per annum rate determined by reference to LIBOR as described below:

Class	Initial Pass-Through Rate	Maximum/Minimum Pass-Through Rate	Formula for Calculation of Class Pass-Through Rate
Class A-1	5.29375%	6.00% / 0.50%	LIBOR + 0.50%
Class A-2	0.70625%	5.50% / 0.00%	5.50% - LIBOR
Class A-4	5.49375%	6.00% / 0.70%	LIBOR + 0.70%
Class A-5	0.50625%	5.30% / 0.00%	5.30% - LIBOR

Class X Certificates

The pass-through rate of the Class X Certificates for the Interest Accrual Period for any Distribution Date will be equal to the excess of (a) the weighted average of the net mortgage rates of the Non-Discount mortgage loans, weighted on the basis of the Stated Principal Balance thereof as of the Due Date in the preceding calendar month (after giving effect to prepayments received in the Prepayment Period related to such prior Due Date), over (b) 6.00%. The pass-through rate for the Class X Certificates for the Interest Accrual Period for the first Distribution Date is expected to be approximately 0.36478% per annum.

Interest Entitlement. With respect to each Distribution Date for all of the interest- bearing certificates (other than the LIBOR Certificates), the interest accrual period will be the calendar month preceding the month of the Distribution Date. The interest accrual period for the LIBOR Certificates will be the one-month period commencing on the 25th day of the month before the month in which that Distribution Date occurs and ending on the 24th day of the month in which the Distribution Date occurs. Each interest accrual period will be deemed to consist of 30 days. Interest will be calculated and payable on the basis of a 360-day year divided into twelve 30-day months.

On each Distribution Date, to the extent of funds available therefor, each interest-bearing class of certificates will be entitled to receive an amount allocable to interest for the related interest accrual period. This interest entitlement for any interest-bearing class will be equal to the sum of:

•	interest at the applicable pass-through rate on the related Class Certificate Balance or notional amount, as the case may be, immediately prior to that Distribution Date; and

•	the sum of the amounts, if any, by which the amount described in the immediately preceding bullet point on each prior Distribution Date exceeded the amount actually distributed as interest on the prior Distribution Dates and not subsequently distributed (which are called unpaid interest amounts).

For each Distribution Date, on or prior to the related Corridor Contract Termination Date, on which LIBOR exceeds 5.50%, in addition to the interest distribution amount described above, the Class A-1 Certificates will also be entitled to receive the related yield supplement amount from payments allocated to the trustee with respect to the related Corridor Contract. See “—The Corridor Contracts” in this free writing prospectus.

For each Distribution Date, on or prior to the related Corridor Contract Termination Date, on which LIBOR exceeds 5.30%, in addition to the interest distribution amount described above, the Class A-4 Certificates will also be entitled to receive the related yield supplement amount from payments allocated to the trustee with respect to the related Corridor Contract. See “—The Corridor Contracts” in this free writing prospectus.

The Class PO Certificates are principal only certificates and will not bear interest.

Allocation of Net Interest Shortfalls

The interest entitlement described above for each class of certificates for any Distribution Date will be reduced by the amount of “Net Interest Shortfalls” for the Distribution Date. With respect to any Distribution Date, the “Net Interest Shortfall” is equal to the sum of:

•	any net prepayment interest shortfalls for the Distribution Date, and

•	the amount of interest that would otherwise have been received with respect to any mortgage loan that was the subject of a Relief Act Reduction or a Debt Service Reduction.

With respect to any Distribution Date, a “net prepayment interest shortfall” is the amount by which the aggregate of prepayment interest shortfalls experienced by the mortgage loans exceeds the Compensating Interest for that Distribution Date.

A “prepayment interest shortfall” is the amount by which interest paid by a borrower in connection with a prepayment of principal on a mortgage loan during the portion of the related Prepayment Period occurring in the calendar month preceding the month of the Distribution Date is less than one month’s interest at the related mortgage rate less the master servicing fee rate on the Stated Principal Balance of the Mortgage Loan.

A “Relief Act Reduction” is a reduction in the amount of the monthly interest payment on a mortgage loan pursuant to the Servicemembers Civil Relief Act or similar state laws. See “Certain Legal Aspects of the Loans — Servicemembers Civil Relief Act” in the prospectus.

A “Debt Service Reduction” is the modification of the terms of a mortgage loan in the course of a borrower’s bankruptcy proceeding, allowing for the reduction of the amount of the monthly payment on the related mortgage loan.

Net Interest Shortfalls on any Distribution Date will be allocated pro rata among all interest-bearing classes of senior and subordinated certificates entitled to receive distributions of interest on such Distribution Date, based on the amount of interest each such class of certificates would otherwise be entitled to receive on such Distribution Date, in each case before taking into account any reduction in such amounts from Net Interest Shortfalls.

If on a particular Distribution Date, Available Funds in the Certificate Account applied in the order described above under “— Priority of Distributions Among Certificates” are not sufficient to make a full distribution of the interest entitlement on the certificates, interest will be distributed on each class of certificates of equal priority based on the amount of interest it would otherwise have been entitled to receive in the absence of the shortfall. Any unpaid interest amount will be carried forward and added to the amount holders of each class of certificates will be entitled to receive on the next Distribution Date. A shortfall could occur, for example, if losses realized on the mortgage loans were exceptionally high or were concentrated in a particular month. Any unpaid interest amount so carried forward will not bear interest.

The Corridor Contracts

Countrywide Home Loans has entered into the following two interest rate corridor transactions with Bear Stearns Financial Products Inc. (“Bear Stearns” or the “Corridor Contract Counterparty”), each as evidenced by a confirmation between Countrywide Home Loans and the Corridor Contract Counterparty (each a “Corridor Contract” and, together, the “Corridor Contracts”):

•	the Class A-1 Corridor Contract and

•	the Class A-4 Corridor Contract

The Corridor Contracts will be an asset of a separate trust (the “supplemental interest trust”) created under the pooling and servicing agreement for the benefit of the Class A-1 and Class A-4 Certificates.

Pursuant to each Corridor Contract, the terms of an ISDA Master Agreement were incorporated into the confirmation of the Corridor Contract, as if such an ISDA Master Agreement had been executed by Countrywide Home Loans and the Corridor Contract Counterparty on the date that each Corridor Contract was executed. Each Corridor Contract is also subject to certain ISDA definitions, as published by the International Swaps and Derivatives Association, Inc. On the closing date, Countrywide Home Loans will assign its rights under the Corridor Contracts to The Bank of New York, as trustee of the supplemental interest trust (in such capacity, the “supplemental interest trustee”).

With respect to each Corridor Contract and any Distribution Date on or prior to the applicable Corridor Contract Termination Date, the amount payable by the Corridor Contract Counterparty under a Corridor Contract will equal the product of:

(i) the excess (if any) of (x) the lesser of (A) One-Month LIBOR (as determined by the Corridor Contract Counterparty) and (B) the Corridor Contract Ceiling Rate for such Distribution Date over (y) the Corridor Contract Strike Rate for such Distribution Date,

(ii) the applicable Corridor Contract Notional Balance for such Distribution Date,

and (iii) one-twelfth.

On or prior to the applicable Corridor Contract Termination Date, amounts (if any) received under the Corridor Contracts by the supplemental interest trustee will be used to pay the Class A-1 Yield Supplement Amount and Class A-4 Yield Supplement Amount as described below under “— The Corridor Contract Reserve Fund.” Amounts received on the Corridor Contracts in excess of the amount necessary to pay the Yield Supplement Amounts on any Distribution Date will remain in the Corridor Contract Reserve Fund and may be used to pay the Yield Supplement Amounts on future Distribution Dates. Such amounts will not be available to make distributions on any class of certificates other than the Class A-1 and Class A-4 Certificates.

Class or Classes of Certificates	Corridor Contract Termination Date	Corridor Contract Strike Rate	Corridor Contract Ceiling Rate
Class A-1	February 25, 2019	5.50%	9.50%
Class A-4	June 25, 2016	5.30%	8.80%

The notional balance of the Class A-1 Corridor Contract declines based on the mortgage loans having a prepayment rate equal to 88% of the Prepayment Assumption.

The notional balance of the Class A-4 Corridor Contract is based on the mortgage loans having a constant prepayment rate equal to 8% per annum of the then outstanding principal balance of the applicable mortgage loans in the first month and an additional 1.0909090909% (precisely, 12%/11) per annum in the second through eleventh months. Beginning in the twelfth month and in each month thereafter during the life of the mortgage loans, 100% of the prepayment assumption assumes a constant prepayment rate of 20% per annum each month. The notional balance of the Class A-4 Corridor Contract declines based on the mortgage loans having a prepayment rate equal to 100% of the prepayment assumption.

The “Class A-1 Corridor Contract Notional Balance” is as described in the following table:

Month of Distribution Date	Corridor Contract Notional Balance ($)
April 2006	75,000,000.00
May 2006	74,178,190.21
June 2006	73,186,482.73
July 2006	72,028,601.38
August 2006	70,708,612.71
September 2006	69,231,005.16
October 2006	67,600,677.83
November 2006	65,902,031.38
December 2006	64,196,896.17
January 2007	62,492,373.96
February 2007	60,810,888.40
March 2007	59,152,823.07
April 2007	57,537,000.88
May 2007	55,962,806.76
June 2007	54,429,634.56
July 2007	52,936,886.87
August 2007	51,483,974.94
September 2007	50,070,318.55
October 2007	48,695,345.86
November 2007	47,358,493.32
December 2007	46,059,205.55
January 2008	44,796,935.19
February 2008	43,571,142.82
March 2008	42,381,296.83
April 2008	41,226,873.31
May 2008	40,107,355.92
June 2008	39,022,235.83
July 2008	37,971,011.57
August 2008	36,953,188.91
September 2008	35,968,280.83
October 2008	35,015,807.33
November 2008	34,095,295.38
December 2008	33,206,278.80
January 2009	32,348,298.17
February 2009	31,520,900.73
March 2009	30,723,640.29
April 2009	29,956,077.13
May 2009	29,217,777.89
June 2009	28,508,315.50
July 2009	27,827,269.11
August 2009	27,174,223.94
September 2009	26,548,771.25
October 2009	25,950,508.21
November 2009	25,379,037.85
December 2009	24,833,968.96
January 2010	24,314,916.01
February 2010	23,821,499.04
March 2010	23,353,343.64
April 2010	22,910,080.83
May 2010	22,491,346.95
June 2010	22,096,783.68
July 2010	21,726,037.84
August 2010	21,378,761.44
September 2010	21,054,611.50
October 2010	20,753,250.04
November 2010	20,474,047.27
December 2010	20,216,762.49
January 2011	19,981,294.71
February 2011	19,767,324.95
March 2011	19,574,538.86
April 2011	19,402,626.65
May 2011	19,391,869.84
June 2011	19,390,869.84
July 2011	19,389,869.84
August 2011	19,388,869.84
September 2011	19,387,869.84
October 2011	19,386,869.84
November 2011	19,385,869.84
December 2011	19,384,869.84
January 2012	19,383,869.84
February 2012	19,382,869.84
March 2012	19,381,869.84
April 2012	19,380,869.84
May 2012	19,379,869.84
June 2012	19,378,869.84
July 2012	19,377,869.84
August 2012	19,376,869.84
September 2012	19,375,869.84
October 2012	19,374,869.84
November 2012	19,373,869.84
December 2012	19,372,869.84
January 2013	19,371,869.84
February 2013	19,370,869.84
March 2013	19,369,869.84
April 2013	19,368,869.84
May 2013	19,367,869.84
June 2013	19,366,869.84
July 2013	19,365,869.84
August 2013	19,364,869.84
September 2013	19,363,869.84
October 2013	19,362,869.84
November 2013	19,105,738.14
December 2013	18,502,545.46
January 2014	17,909,959.68
February 2014	17,327,811.14
March 2014	16,755,932.77
April 2014	16,194,160.05
May 2014	15,716,265.48
June 2014	15,246,542.01
July 2014	14,784,857.66
August 2014	14,331,082.53
September 2014	13,885,088.74
October 2014	13,446,750.41
November 2014	13,015,943.59
December 2014	12,592,546.30
January 2015	12,176,438.44
February 2015	11,767,501.78
March 2015	11,365,619.96

Month of Distribution Date	Corridor Contract Notional Balance ($)
April 2015	10,970,678.40
May 2015	10,646,340.57
June 2015	10,326,924.92
July 2015	10,012,358.56
August 2015	9,702,569.62
September 2015	9,397,487.32
October 2015	9,097,041.88
November 2015	8,801,164.57
December 2015	8,509,787.63
January 2016	8,221,290.03
February 2016	7,934,556.38
March 2016	7,652,222.35
April 2016	7,371,414.72
May 2016	7,094,941.34
June 2016	6,822,737.40
July 2016	6,554,739.05
August 2016	6,290,883.36
September 2016	6,031,108.33
October 2016	5,775,352.88
November 2016	5,523,556.81
December 2016	5,275,660.83
January 2017	5,031,606.49
February 2017	4,791,336.23
March 2017	4,554,793.31
April 2017	4,321,921.84
May 2017	4,092,666.76
June 2017	3,866,973.80
July 2017	3,644,789.49
August 2017	3,426,061.16
September 2017	3,210,736.92
October 2017	2,998,765.61
November 2017	2,790,096.87
December 2017	2,584,681.04
January 2018	2,382,469.22
February 2018	2,183,413.21
March 2018	1,987,465.54
April 2018	1,794,579.42
May 2018	1,604,708.77
June 2018	1,417,808.17
July 2018	1,233,832.88
August 2018	1,052,738.82
September 2018	874,482.56
October 2018	699,021.30
November 2018	526,312.88
December 2018	356,315.77
January 2019	188,989.05
February 2019	24,292.39
March 2019 and thereafter	0.00

The “Class A-4 Corridor Contract Notional Balance” is as described in the following table:

Month of Distribution Date	Corridor Contract Notional Balance ($)
April 2006	12,000,000.00
May 2006	11,785,437.01
June 2006	11,546,532.66
July 2006	11,284,050.51
August 2006	10,998,813.39
September 2006	10,691,712.34
October 2006	10,363,703.84
November 2006	10,027,751.96
December 2006	9,693,256.22
January 2007	9,361,280.60
February 2007	9,035,170.73
March 2007	8,714,940.45
April 2007	8,403,349.28
May 2007	8,100,234.69
June 2007	7,805,437.23
July 2007	7,518,800.40
August 2007	7,240,170.64
September 2007	6,969,397.28
October 2007	6,706,332.45
November 2007	6,450,831.05
December 2007	6,202,750.71
January 2008	5,961,951.73
February 2008	5,728,296.99
March 2008	5,501,651.97
April 2008	5,281,884.67
May 2008	5,068,865.56
June 2008	4,862,467.51
July 2008	4,662,565.80
August 2008	4,469,038.05
September 2008	4,281,764.16
October 2008	4,100,626.28
November 2008	3,925,508.77
December 2008	3,756,298.16
January 2009	3,592,883.11
February 2009	3,435,154.37
March 2009	3,283,004.72
April 2009	3,136,328.98
May 2009	2,995,023.91
June 2009	2,858,988.24
July 2009	2,728,122.57
August 2009	2,602,329.38
September 2009	2,481,512.98
October 2009	2,365,579.47
November 2009	2,254,436.72
December 2009	2,147,994.31
January 2010	2,046,163.55
February 2010	1,948,857.38
March 2010	1,855,990.39
April 2010	1,767,478.79
May 2010	1,683,240.33
June 2010	1,603,194.34
July 2010	1,527,261.63
August 2010	1,455,364.53
September 2010	1,387,426.81
October 2010	1,323,373.67
November 2010	1,263,102.01
December 2010	1,206,548.98
January 2011	1,153,666.35
February 2011	1,104,384.73
March 2011	1,058,636.06
April 2011	1,016,353.56
May 2011	1,000,713.10
June 2011	988,265.60
July 2011	978,948.68
August 2011	972,701.17
September 2011	969,463.04
October 2011	968,463.04
November 2011	967,463.04
December 2011	966,463.04
January 2012	965,463.04
February 2012	964,463.04
March 2012	963,463.04
April 2012	962,463.04
May 2012	961,463.04
June 2012	960,463.04
July 2012	959,463.04
August 2012	958,463.04
September 2012	957,463.04
October 2012	956,463.04
November 2012	955,463.04
December 2012	954,463.04
January 2013	953,463.04
February 2013	952,463.04
March 2013	951,463.04
April 2013	950,463.04
May 2013	949,463.04
June 2013	948,463.04
July 2013	947,463.04
August 2013	946,463.04
September 2013	945,463.04
October 2013	944,463.04
November 2013	942,109.67
December 2013	884,902.10
January 2014	829,097.44
February 2014	774,665.56
March 2014	721,576.96
April 2014	669,802.72
May 2014	630,728.04
June 2014	592,595.16
July 2014	555,383.28
August 2014	519,072.01
September 2014	483,641.43
October 2014	449,072.01
November 2014	415,344.62
December 2014	382,440.55
January 2015	350,341.49
February 2015	319,029.50
March 2015	288,487.02

Month of Distribution Date	Corridor Contract Notional Balance ($)
April 2015	258,696.85
May 2015	239,085.87
June 2015	219,856.68
July 2015	201,001.98
August 2015	182,514.59
September 2015	164,387.49
October 2015	146,613.78
November 2015	129,186.69
December 2015	112,099.58
January 2016	95,274.17
February 2016	78,656.59
March 2016	62,365.84
April 2016	46,267.08
May 2016	30,486.72
June 2016	15,018.62
July 2016 and thereafter	0.00

The Class A-1 Corridor Contract is scheduled to remain in effect up to and including the Distribution Date in February 2019 (the “Class A-1 Corridor Contract Termination Date”). The Class A-4 Corridor Contract is scheduled to remain in effect up to and including the Distribution Date in June 2016 (the “Class A-4 Corridor Contract Termination Date”). The Class A-1 Corridor Contract Termination Date and the Class A-4 Corridor Contract Termination Date are also referred to as the “Corridor Contract Termination Dates.”

Each Corridor Contract will be subject to early termination only in limited circumstances. These circumstances generally include certain insolvency or bankruptcy events in relation to the Corridor Contract Counterparty or the supplemental interest trust, the failure by the Corridor Contract Counterparty (within three business days after notice of the failure is received by the Corridor Contract Counterparty) to make a payment due under the Corridor Contract, failure by the Corridor Contract Counterparty (within 30 days after notice of such failure is received) to perform any other agreement made by it under the Corridor Contract and the Corridor Contract becoming illegal or subject to certain kinds of taxation.

It will also be an additional termination event under each Corridor Contract if the Corridor Contract Counterparty has failed to deliver any information, report, certification or accountants’ consent when and as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1115(b)(1) or (b)(2) of the Asset Backed Securities Regulation, 17 C.F.R. §§229.1100-229.1123 (“Regulation AB”) with respect to certain reporting obligations of the depositor with respect to the issuing entity, which continues unremedied for the time period provided in the Corridor Contract, and the Corridor Contract Counterparty fails to transfer the Corridor Contract, at its sole cost and expense, in whole, but not in part, to a counterparty that, (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the depositor and the issuing entity, (ii) satisfies any rating requirement set forth in the Corridor Contract, and (iii) is approved by the depositor (which approval shall not be unreasonably withheld and which approval is not needed if such assignment is to a subsidiary of The Bear Stearns Companies, Inc., provided the depositor is given notice) and any rating agency, if applicable.

If any Corridor Contract is terminated early, the Corridor Contract Counterparty may owe a termination payment, payable in a lump sum. Any termination payment received from the Corridor Contract Counterparty will be deposited by the supplemental interest trustee in the Corridor Contract Reserve Fund and applied on future Distribution Dates to pay any Yield Supplement Amount on the related class of certificates, until the applicable Corridor Contract Termination Date. However, if a termination occurs, there can be no assurance that a termination payment will be paid to the supplemental interest trustee.

The pooling and servicing agreement does not provide for the substitution of a replacement corridor contract in the event of a termination of an existing Corridor Contract or in any other circumstance.

The significance percentage for each Corridor Contract is less than 10% and in the aggregate, the significance percentage of for all of the Corridor Contracts with the Corridor Contract Counterparty is less than 10%. The “significance percentage” for each Corridor Contract is the percentage that the significance estimate of the Corridor Contract represents of the Class Certificate Balance of the Certificates related to the Corridor Contract. The “significance estimate” of each Corridor Contract is determined based on a reasonable good-faith estimate of the maximum probable exposure of the Corridor Contract, made in substantially the same manner as that used in Countrywide Home Loans’ internal risk management process in respect of similar instruments.

The Corridor Contract Counterparty, a Delaware corporation, is a bankruptcy remote derivatives product company based in New York, New York that has been established as a wholly owned subsidiary of The Bear Stearns Companies, Inc. The Corridor Contract Counterparty engages in a wide array of over-the-counter interest rate, currency, and equity derivatives, typically with counterparties who require a highly rated derivative provider. The Corridor Contract Counterparty has a ratings classification of “AAA” from Standard & Poor’s and “Aaa” from Moody’s Investors Service.

The offered certificates do not represent an obligation of the Corridor Contract Counterparty. The holders of the offered certificates are not parties to or beneficiaries under any Corridor Contract and will not have any right to proceed directly against the Corridor Contract Counterparty in respect of its obligations under any Corridor Contract.

Each Corridor Contract will be filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K after the closing date.

The Corridor Contract Reserve Fund

The pooling and servicing agreement will require the trustee to establish an account (the “Corridor Contract Reserve Fund”), which will be held in trust in the supplemental interest trust by the supplemental interest trustee, on behalf of the holders of the Class A-1 and Class A-4 Certificates. On the closing date, the depositor will cause $1,000 to be deposited in the Corridor Contract Reserve Fund. The Corridor Contract Reserve Fund will not be an asset of any REMIC or the issuing entity.

On each Distribution Date, the supplemental interest trustee will deposit in the Corridor Contract Reserve Fund any amounts received in respect of a Corridor Contract for the related interest accrual period. On each Distribution Date, such amounts received in respect of a Corridor Contract will be distributed to the Class A-1 and Class A-4 Certificates, as applicable, to the extent necessary, to pay the current Yield Supplement Amount and any Yield Supplement Amount remaining unpaid from prior Distribution Dates. Any remaining amounts will remain on deposit in the Corridor Contract Reserve Fund. On the Distribution Date immediately following the earlier of (i) the latest Corridor Contract Termination Date and (ii) the date on which the aggregate Class Certificate Balance of the Class A-1 and Class A-4 Certificates has been reduced to zero, all amounts remaining in the Corridor Contract Reserve Fund will be distributed to Countrywide Home Loans.

For any Distribution Date, on or prior to the applicable Corridor Contract Termination Date, on which LIBOR exceeds 5.50%, the “ Class A-1 Yield Supplement Amount” will be an amount equal to interest for the related interest accrual period on the Class Certificate Balance of the Class A-1 Certificates immediately prior to such Distribution Date at a rate equal to the excess of (i) the lesser of LIBOR and 9.50% over (ii) 5.50%.

For any Distribution Date, on or prior to the applicable Corridor Contract Termination Date, on which LIBOR exceeds 5.30%, the “ Class A-4 Yield Supplement Amount” will be an amount equal to interest for the related interest accrual period on the Class Certificate Balance of the Class A-4 Certificates immediately prior to such Distribution Date at a rate equal to the excess of (i) the lesser of LIBOR and 8.80% over (ii) 5.30%.

Principal

General. All payments and other amounts received in respect of principal of the mortgage loans will be allocated as described under “— Priority of Distributions Among the Certificates” between the Class PO Certificates, on the one hand, and the senior certificates (other than the notional amount certificates and the Class PO Certificates) and the subordinated certificates, on the other hand, in each case based on the applicable PO Percentage and the applicable Non-PO Percentage, respectively, of those amounts.

The Non-PO Percentage with respect to any mortgage loan with a net mortgage rate less than 6.00% (each a “Discount mortgage loan”) will be equal to the net mortgage rate divided by 6.00%. The Non-PO Percentage with respect to any mortgage loan with a net mortgage rate equal to or greater than 6.00% (each a “Non-Discount mortgage loan”) will be 100%. The PO Percentage with respect to any Discount mortgage loan will be equal to (6.00% minus the net mortgage rate) divided by 6.00%. The PO Percentage with respect to any Non-Discount mortgage loan will be 0%.

Non-PO Formula Principal Amount. On each Distribution Date, the Non-PO Formula Principal Amount will be distributed as principal of the senior certificates (other than the notional amount certificates and the Class PO Certificates) in an amount up to the Senior Principal Distribution Amount and as principal of the subordinated certificates, in an amount up to the Subordinated Principal Distribution Amount.

The “Non-PO Formula Principal Amount” for any Distribution Date will equal the sum of:

(i)	the sum of the applicable Non-PO Percentage of,

(a)	all monthly payments of principal due on each mortgage loan on the related Due Date,

(b)	the principal portion of the purchase price of each mortgage loan that was repurchased by the related seller or another person pursuant to the pooling and servicing agreement as of the Distribution Date,

(c)	the Substitution Adjustment Amount in connection with any deleted mortgage loan received with respect to the Distribution Date,

(d)	any insurance proceeds or liquidation proceeds allocable to recoveries of principal of mortgage loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

(e)	with respect to each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to the mortgage loan, and

(f)	all partial and full principal prepayments by borrowers received during the related Prepayment Period,

(ii)	(A) any Subsequent Recoveries received during the calendar month preceding the month of the Distribution Date, or (B) with respect to Subsequent Recoveries attributable to a Discount mortgage loan which incurred a Realized Loss after the Senior Credit Support Depletion Date, the Non-PO Percentage of any Subsequent Recoveries received during the calendar month preceding the month of such Distribution Date; and

(iii)	on the first Distribution Date after the Conveyance Period, any amounts remaining in the Pre-funding Account and not allocated to the Class PO Certificates.

Senior Principal Distribution Amount. On each Distribution Date, the Non-PO Formula Principal Amount, up to the amount of the Senior Principal Distribution Amount for the Distribution Date, will be distributed as principal of the following classes of senior certificates in the following order of priority:

1. to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero;

2. concurrently, to the Class A-10 and Class A-11 Certificates, pro rata, the Priority Amount, until their respective Class Certificate Balances are reduced to zero;

3. concurrently,

a.	88.5246296868%, in the following order of priority:

i. up to $1,000 on each Distribution Date, to the Class A-1 Certificates, until its Class Certificate Balance is reduced to zero;

ii. up to $1,190,000 on each Distribution Date, concurrently, to the Class A-3, Class A-8 and Class A-9 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero;

iii. to the Class A-1 Certificates, until its Class Certificate Balance is reduced to zero;

iv. concurrently, to the Class A-3, Class A-8 and Class A-9 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero; and

v. to the Class A-7 Certificates, until its Class Certificate Balance is reduced to zero; and

b.	11.4753703132%, in the following order of priority:

i. up to $1,000 on each Distribution Date, to the Class A-4 Certificates, until its Class Certificate Balance is reduced to zero;

ii. up to $133,100 on each Distribution Date, to the Class A-6 Certificates, until its Class Certificate Balance is reduced to zero; and

iii. sequentially, to the Class A-4, Class A-6 and Class A-7 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero; and

4. concurrently, to the Class A-10 and Class A-11 Certificates. pro rata, without regard to the Priority Amount, until their respective Class Certificate Balances are reduced to zero.

If on any Distribution Date the allocation to the classes of senior certificates (other than the notional amount certificates and the Class PO Certificates) then entitled to distributions of principal would reduce the outstanding Class Certificate Balance of the class or classes below zero, the distribution to the classes of certificates of the Senior Percentage and Senior Prepayment Percentage of the related principal amounts for the Distribution Date will be limited to the percentage necessary to reduce the related Class Certificate Balances to zero.

The capitalized terms used herein shall have the following meanings:

“Priority Amount” for any Distribution Date will equal the sum of (i) the product of (A) the Scheduled Principal Distribution Amount, (B) the Shift Percentage and (C) the Priority Percentage and (ii) the product of (A) the Unscheduled Principal Distribution Amount, (B) the Shift Percentage and (C) the Priority Percentage.

“Priority Percentage” for any Distribution Date will equal the percentage equivalent of a fraction, the numerator of which is the aggregate Class Certificate Balance of the Class A-10 and Class A-11 Certificates immediately prior to such Distribution Date, and the denominator of which is the aggregate Class Certificate Balance of the certificates (other than the Class PO Certificates and the notional amount certificates) immediately prior to that Distribution Date.

“Scheduled Principal Distribution Amount” for any Distribution Date will equal the Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for such Distribution Date.

“Unscheduled Principal Distribution Amount” for any Distribution Date will equal the sum of (i) with respect to each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of such Distribution Date, the applicable Non-PO Percentage of the Liquidation Proceeds allocable to principal received with respect to such mortgage loan, (ii) the applicable Non-PO Percentage of the amount described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for such Distribution Date and (iii) any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for such Distribution Date.

“Shift Percentage” for any Distribution Date occurring during the five years beginning on the first Distribution Date will equal 0%. Thereafter, the Shift Percentage for any Distribution Date occurring on or after the fifth anniversary of the first Distribution Date will be as follows: for any Distribution Date in the first year thereafter, 30%; for any Distribution Date in the second year thereafter, 40%; for any Distribution Date in the third year thereafter, 60%; for any Distribution Date in the fourth year thereafter, 80%; and for any Distribution Date thereafter, 100%.

“Due Date” means, with respect to a mortgage loan, the day of the calendar month on which scheduled payments are due on that mortgage loan. With respect to any Distribution Date, the related Due Date is the first day of the calendar month in which that Distribution Date occurs.

“Prepayment Period” means for any Distribution Date and related Due Date (a) with respect to the mortgage loans directly serviced by Countrywide Servicing, the period from the sixteenth day of the calendar month immediately preceding the month in which the Distribution Date occurs (or in the case of the first Distribution Date, from March 1, 2006) through the fifteenth day of the following calendar month and (b) with respect to the remaining mortgage loans, the calendar month immediately preceding the month in which the Distribution Date occurs.

The “Senior Principal Distribution Amount” for any Distribution Date will equal the sum of

•	the Senior Percentage of the applicable Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for that Distribution Date,

•	for each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the lesser of

•	the Senior Percentage of the applicable Non-PO Percentage of the Stated Principal Balance of the mortgage loan, and

•	the Senior Prepayment Percentage of the applicable Non-PO Percentage of the amount of the liquidation proceeds allocable to principal received on the mortgage loan, and

•	the sum of

•	the Senior Prepayment Percentage of the applicable Non-PO Percentage of amounts described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for that Distribution Date,

•	the Senior Prepayment Percentage of any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for the Distribution Date, and

•	the amount, if any, on deposit in the Pre-funding Account at the end of the Conveyance Period not allocable to the Class PO Certificates.

“Stated Principal Balance” means for any mortgage loan and Due Date, the unpaid principal balance of the mortgage loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), as reduced by:

•	any previous partial prepayments of principal and the payment of principal due on that Due Date, irrespective of any delinquency in payment by the related mortgagor; and

•	liquidation proceeds allocable to principal received in the prior calendar month and prepayments of principal received through the last day of the related Prepayment Period.

The “pool principal balance” equals the aggregate of the Stated Principal Balances of the mortgage loans.

The “Senior Percentage” for any Distribution Date is the percentage equivalent of a fraction, not to exceed 100%, the numerator of which is the aggregate of the Class Certificate Balances of each class of senior certificates (other than the notional amount certificates and the Class PO Certificates) immediately before the Distribution Date and the denominator of which is the aggregate of the Class Certificate Balances of all classes of certificates (other than the notional amount certificates and the Class PO Certificates) immediately before the Distribution Date. The “Subordinated Percentage” for any Distribution Date will be calculated as the difference between 100% and the Senior Percentage for the Distribution Date.

The “Senior Prepayment Percentage” for any Distribution Date occurring during the five years beginning on the first Distribution Date will equal 100%. Thereafter, the Senior Prepayment Percentage will be subject to gradual reduction as described in the following paragraphs. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates (other than the notional amount certificates and the Class PO Certificates) which receive these unscheduled payments of principal while, in the absence of Realized Losses, increasing the interest in the pool principal balance evidenced by the subordinated certificates. Increasing the respective interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.

The “Subordinated Prepayment Percentage” as of any Distribution Date will be calculated as the difference between 100% and the Senior Prepayment Percentage.

The Senior Prepayment Percentage for any Distribution Date occurring on or after the fifth anniversary of the first Distribution Date will be as follows:

•	for any Distribution Date in the first year thereafter, the Senior Percentage plus 70% of the Subordinated Percentage for the Distribution Date;

•	for any Distribution Date in the second year thereafter, the Senior Percentage plus 60% of the Subordinated Percentage for the Distribution Date;

•	for any Distribution Date in the third year thereafter, the Senior Percentage plus 40% of the Subordinated Percentage for the Distribution Date;

•	for any Distribution Date in the fourth year thereafter, the Senior Percentage plus 20% of the Subordinated Percentage for the Distribution Date; and

•	for any Distribution Date thereafter, the Senior Percentage for the Distribution Date (unless on any Distribution Date the Senior Percentage exceeds the initial Senior Percentage, in which case the Senior Prepayment Percentage for the Distribution Date will once again equal 100%).

Notwithstanding the foregoing, no decrease in the Senior Prepayment Percentage will occur unless both of the step down conditions listed below are satisfied:

•	the outstanding principal balance of all mortgage loans delinquent 60 days or more (including mortgage loans in foreclosure, real estate owned by the issuing entity and mortgage loans the mortgagors of which are in bankruptcy) (averaged over the preceding six month period), as a percentage of the aggregate Class Certificate Balance of the subordinated certificates immediately prior to the Distribution Date, does not equal or exceed 50%, and

•	cumulative Realized Losses on the mortgage loans do not exceed:

•	commencing with the Distribution Date on the fifth anniversary of the first Distribution Date, 30% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date,

•	commencing with the Distribution Date on the sixth anniversary of the first Distribution Date, 35% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date,

•	commencing with the Distribution Date on the seventh anniversary of the first Distribution Date, 40% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date,

•	commencing with the Distribution Date on the eighth anniversary of the first Distribution Date, 45% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date, and

•	commencing with the Distribution Date on the ninth anniversary of the first Distribution Date, 50% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date.

Subordinated Principal Distribution Amount. On each Distribution Date, to the extent of Available Funds therefor, the Non-PO Formula Principal Amount, up to the amount of the Subordinated Principal Distribution Amount for the Distribution Date, will be distributed as principal of the subordinated certificates. Except as provided in the next paragraph, each class of subordinated certificates will be entitled to receive its pro rata share of the Subordinated Principal Distribution Amount (based on its respective Class Certificate Balance), in each case to the extent of the amount available from Available Funds for distribution of principal. Distributions of principal of the subordinated certificates will be made sequentially to the classes of subordinated certificates in the order of their numerical class designations, beginning with the Class M Certificates, until their respective Class Certificate Balances are reduced to zero.

With respect to each class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest priority of distribution), if on any Distribution Date the Applicable Credit Support Percentage is less than the Original Applicable Credit Support Percentage, no distribution of partial principal prepayments and principal prepayments in full will be made to any of those classes (the “Restricted Classes”). The amount of partial principal prepayments and principal prepayments in full otherwise distributable to the Restricted Classes will be allocated among the remaining classes of subordinated certificates, pro rata, based upon their respective Class Certificate Balances, and distributed in the sequential order described above.

For any Distribution Date and any class of subordinated certificates, the “Applicable Credit Support Percentage” is equal to the sum of the related Class Subordination Percentages of the subject class and all classes of subordinated certificates which have lower distribution priorities than such class.

For any Distribution Date and any class of subordinated certificates, the “Original Applicable Credit Support Percentage” is equal to the Applicable Credit Support Percentage for such class on the date of issuance of the certificates.

The “Class Subordination Percentage” with respect to any Distribution Date and each class of subordinated certificates will equal the fraction (expressed as a percentage) the numerator of which is the Class Certificate Balance of the class of subordinated certificates immediately before the Distribution Date and the denominator of which is the aggregate of the Class Certificate Balances of all classes of certificates immediately before the Distribution Date.

On the date of issuance of the certificates, the characteristics listed below are expected to be as follows:

	Beneficial Interest in Issuing Entity	Initial Credit Enhancement Level	Original Applicable Credit Support Percentage
Senior Certificates	95.55%	4.45%	N/A
Class M	2.25%	2.20%	4.45%
Class B-1	0.80%	1.40%	2.20%
Class B-2	0.50%	0.90%	1.40%
Class B-3	0.35%	0.55%	0.90%
Class B-4	0.30%	0.25%	0.55%
Class B-5	0.25%	0.00%	0.25%

For purposes of calculating the Applicable Credit Support Percentages of the subordinated certificates, the Class M Certificates will be considered to have a lower numerical class designation and a higher distribution priority than each other class of subordinated certificates. Within the Class B Certificates, the distribution priorities are in numerical order.

The “Subordinated Principal Distribution Amount” for any Distribution Date will equal:

•	the sum of

•	the Subordinated Percentage of the applicable Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for that Distribution Date,

•	for each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the applicable Non-PO Percentage of the remaining liquidation proceeds allocable to principal received on the mortgage loan, after application of the amounts pursuant to the second bulleted item of the definition of Senior Principal Distribution Amount up to the Subordinated Percentage of the applicable Non-PO Percentage of the Stated Principal Balance of the mortgage loan,

•	the Subordinated Prepayment Percentage of the applicable Non-PO Percentage of the amounts described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for that Distribution Date, and

•	the Subordinated Prepayment Percentage of any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for that Distribution Date,

•	reduced by the amount of any payments in respect of Class PO Deferred Amounts on the related Distribution Date.

Class PO Principal Distribution Amount. On each Distribution Date, distributions of principal of the Class PO Certificates will be made in an amount equal to the lesser of (x) the PO Formula Principal Amount for that Distribution Date and (y) the product of:

•	Available Funds remaining after distribution of interest on the senior certificates, and

•	a fraction, the numerator of which is the PO Formula Principal Amount and the denominator of which is the sum of the PO Formula Principal Amount and the Senior Principal Distribution Amount.

If the Class PO Principal Distribution Amount on a Distribution Date is calculated as provided in clause (y) above, principal distributions to holders of the senior certificates (other than the notional amount certificates and the

Class PO Certificates) will be in an amount equal to the product of Available Funds remaining after distribution of interest on the senior certificates and a fraction, the numerator of which is the Senior Principal Distribution Amount and the denominator of which is the sum of the Senior Principal Distribution Amount and the PO Formula Principal Amount.

The “PO Formula Principal Amount” for any Distribution Date will equal the sum of:

•	the sum of the applicable PO Percentage of

•	all monthly payments of principal due on each mortgage loan on the related Due Date,

•	the principal portion of the purchase price of each mortgage loan that was repurchased by the related seller or another person pursuant to the pooling and servicing agreement as of that Distribution Date,

•	the substitution adjustment amount in connection with any deleted mortgage loan received for that Distribution Date,

•	any insurance proceeds or liquidation proceeds allocable to recoveries of principal of mortgage loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of that Distribution Date,

•	for each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of that Distribution Date, the amount of liquidation proceeds allocable to principal received on the mortgage loan, and

•	all partial and full principal prepayments by borrowers received during the related prepayment period, and

•	with respect to Subsequent Recoveries attributable to a Discount mortgage loan which incurred a Realized Loss after the Senior Credit Support Depletion Date, the PO Percentage of any Subsequent Recoveries received during the calendar month preceding the month of that Distribution Date.

Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity shall exist, whether or not the Class A-R Certificates are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R Certificates will be entitled to receive certain amounts as described in the pooling and servicing agreement. It is not anticipated that there will be any significant amounts remaining for that distribution.

Allocation of Losses

On each Distribution Date, the applicable PO Percentage of any Realized Loss on a Discount mortgage loan will be allocated to the Class PO Certificates until their Class Certificate Balance is reduced to zero. The amount of any Realized Loss allocated to the Class PO Certificates on or before the Senior Credit Support Depletion Date will be treated as a Class PO Deferred Amount. To the extent funds are available on the Distribution Date or on any future Distribution Date from amounts that would otherwise be allocable to the Subordinated Principal Distribution Amount, Class PO Deferred Amounts will be paid on the Class PO Certificates before distributions of principal on the subordinated certificates. Any distribution of Available Funds in respect of unpaid Class PO Deferred Amounts will not further reduce the Class Certificate Balance of the Class PO Certificates. The Class PO Deferred Amounts will not bear interest. The Class Certificate Balance of the class of subordinated certificates then outstanding with the highest numerical class designation will be reduced by the amount of any payments in respect of Class PO Deferred Amounts. After the Senior Credit Support Depletion Date, no new Class PO Deferred Amounts will be created.

On each Distribution Date, the applicable Non-PO Percentage of any Realized Loss will be allocated:

•	first, to the subordinated certificates, in the reverse order of their numerical class designations (beginning with the class of subordinated certificates then outstanding with the highest numerical class designation), in each case until the Class Certificate Balance of the respective class of certificates has been reduced to zero, and

•	second, to the senior certificates (other than the notional amount certificates and the Class PO Certificates), pro rata, based upon their respective Class Certificate Balances, except that the applicable Non-PO Percentage of any Realized Losses that would otherwise be allocated to the Class A-8 and Class A-10 Certificates will instead be allocated to the Class A-9 and Class A-11 Certificates, respectively, until their respective Class Certificate Balances are reduced to zero.

For purposes of allocating losses to the subordinated certificates, the Class M Certificates will be considered to have a lower numerical class designation and a higher distribution priority than each other class of subordinated certificates.

The Senior Credit Support Depletion Date is the date on which the Class Certificate Balance of each class of subordinated certificates has been reduced to zero.

Because principal distributions are paid to some classes of certificates (other than the notional amount certificates and the Class PO Certificates) before other classes of certificates, holders of the certificates that are entitled to receive principal later bear a greater risk of being allocated Realized Losses on the mortgage loans than holders of classes that are entitled to receive principal earlier.

In general, a “Realized Loss” means, for a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of the mortgage loan exceeds the amount of liquidation proceeds applied to the principal balance of the related mortgage loan.

A “Liquidated Mortgage Loan” is a defaulted mortgage loan as to which the master servicer has determined that all recoverable liquidation and insurance proceeds have been received.

“Subsequent Recoveries” are unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of receipt of such recoveries.